FIRST AMENDED AND RESTATED

LOAN AGREEMENT

by and among

MATTHEWS INTERNATIONAL CORPORATION

and

THE BANKS PARTY HERETO,

CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent,

RBS Citizens, N.A., Joint Lead Arranger and Joint Bookrunner,

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner

FIFTH THIRD BANK, as Documentation Agent

and

PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent

Dated July 18, 2013

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TABLE OF CONTENTS

SECTION PAGE

ARTICLE I DEFINITIONS 1

1.01	Certain Definitions.	1
1.02	Construction and Interpretation.	18
ARTICLE II THE CREDIT FACILITIES 19

2.01	Revolving Credit Facility Commitment.	19
2.02	[Reserved].	21
2.02.1	Swing Line Loan Facility.	21
2.03	Interest Rates.	23
2.04	Interest Payments.	25
2.05	Fees.	25
2.06	Agreement to Issue Letters of Credit.	26
2.07	Letter of Credit Fees.	27
2.08	Payments Under Letters of Credit.	27
2.09	Period of Issuance and Term of Letters of Credit.	27
2.10	Booking of Libor Rate Loans.	27
2.11	Assumptions Concerning Funding of Libor Rate Loans.	27
2.12	Additional Costs.	28
2.13	Illegality; Impracticability.	29
2.14	Payments.	30
2.15	Loan Account.	30
2.16	Estoppel.	30
2.17	Utilization of Commitments in Optional Currencies.	30
2.18	Currency Repayments.	32
2.19	Optional Currency Amounts.	32
2.20	Mandatory Prepayments for Currency Fluctuations.	33
2.21	Increase of Revolving Credit Facility Commitment.	33

ARTICLE III REPRESENTATIONS AND WARRANTIES 35

3.01	Organization and Qualification.	35
3.02	Authority; Power to Carry on Business; Licenses.	35
3.03	Execution and Binding Effect.	35
3.04	Absence of Conflicts.	35
3.05	Authorizations and Filings.	36
3.06	Title to Property.	36
3.07	Financial Information.	36
3.08	Taxes.	36
3.09	Contracts.	36
3.10	Litigation.	36
3.11	Laws.	37
3.12	ERISA.	37
3.13	Patents, Licenses, Franchises.	37
3.14	Environmental Matters.	37
3.15	Use of Proceeds.	38
3.16	Margin Stock.	38
3.17	No Event of Default; Compliance with Agreements.	38
3.18	No Material Adverse Change.	38
3.19	Labor Controversies.	39
3.20	Solvency.	39
3.21	Subsidiaries.	39
3.22	Governmental Regulation.	39
3.23	Accurate and Complete Disclosure; Continuing Representations and Warranties.	39
3.24	Anti-Terrorism Laws.	39
ARTICLE IV CONDITIONS OF LENDING 40

4.01	Representations and Warranties; Events of Default and Potential Defaults.41
4.02	Loan Documents.	41
4.03	Other Documents and Conditions.	41
4.04	Details, Proceedings and Documents.	42
4.05	Fees and Expenses.	42
ARTICLE V AFFIRMATIVE COVENANTS 43

5.01	Reporting and Information Requirements.	43
5.02	Preservation of Existence and Franchises.	45
5.03	Insurance.	45
5.04	Maintenance of Properties.	45
5.05	Payment of Liabilities.	45
5.06	Financial Accounting Practices.	46
5.07	Compliance with Laws.	46
5.08	Pension Plans.	46
5.09	Continuation of and Change in Business.	46
5.10	Use of Proceeds.	46
5.11	Lien Searches.	47
5.12	Further Assurances.	47
5.13	Amendment to Schedules and Representations and Warranties.	47
5.14	Financial Covenants.	47
5.15	Subsidiary Guaranty Agreements.	47
5.16	Anti-Terrorism Laws.	48

ARTICLE VI NEGATIVE COVENANTS 48

6.01	Liens.	48
6.02	Restrictions on Non-Loan Party Subsidiaries.	49
6.03	Self-Dealing.	49
6.04	Disposition of Assets.	50
6.05	Margin Stock.	50
6.06	Partnerships; Mergers or Consolidation.	50
6.07	Double Negative Pledge.	50
6.08	Fiscal Year; Tax Designation.	51
ARTICLE VII DEFAULTS 51

7.01	Events of Default.	51
7.02	Consequences of an Event of Default.	53
7.03	Set-Off.	53
7.04	Equalization.	54
7.05	Other Remedies.	54

ARTICLE VIII THE AGENT; THE SYNDICATION AGENT; ASSIGNMENTS; PARTICIPATIONS 54

8.01	Appointment and Authorization; No Liability.	54
8.02	Employees and Agents; Syndication Agent.	55
8.03	No Representations; Each Bank's Independent Investigation.	55
8.04	Payments to Banks.	56
8.05	Note Holders.	56
8.06	Documents.	56
8.07	Agents and Affiliates.	57
8.08	Indemnification of Agent.	57
8.09	Successor Agent; Documentation or Syndication Agent.	57
8.10	Knowledge of Default.	57
8.11	Action by Agent.	58
8.12	Notification of Potential Defaults and Events of Defaults.	58
8.13	Declaration of Invalidation.	58
8.14	Pro Rata Portion, Pari Passu and Equal.	58
8.15	Cooperation.	59
8.16	Obligations Several.	59
8.17	Bank Assignments/Participations.	59
8.18	Replacement of a Bank.	62
ARTICLE IX MISCELLANEOUS 63

9.01	Business Days.	63
9.02	Amendments and Waivers.	63
9.03	No Implied Waiver: Cumulative Remedies.	63
9.04	Notices.	64
9.05	Expenses; Taxes; Attorneys Fees.	64
9.06	Severability.	65
9.07	Governing Law: Consent to Jurisdiction.	65
9.08	Prior Understandings.	65
9.09	Duration; Survival.	65
9.10	Counterparts.	66
9.11	Successors and Assigns.	66
9.12	No Third Party Beneficiaries.	66
9.13	Exhibits.	66
9.14	Headings.	66
9.15	Limitation of Liability.	66
9.16	Indemnities.	66
9.17	Certifications from Bank and Participants.	67
9.18	Confidentiality.	68
9.19	Judgment Currency.	68

{01465819}

07/16/13

LOAN AGREEMENT

First Amended and Restated Loan Agreement, dated the 18th day of July, 2013, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as hereinafter defined), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (in such capacity, the "Syndication Agent"), and Fifth Third Bank, in its capacity as documentation agent for the Banks.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement, dated December 21, 2010, by and among the Borrower, the financial institutions listed on the signature pages thereof and their respective successors and the Agent  (as amended, modified or supplemented from time to time, the "Existing Loan Agreement"), the Banks extended a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Four Hundred Million and 00/100 Dollars ($400,000,000.00);

WHEREAS, the Borrower has requested that the Agent and the Banks amend and restate the Existing Loan Agreement pursuant to the terms and subject to the conditions set forth herein in order to, inter alia, extend credit to the Borrower pursuant to a revolving credit facility in an aggregate principal amount not to exceed Five Hundred Million and 00/100 Dollars ($500,000,000.00), the proceeds of which will be used (i) to repay certain existing indebtedness of the Borrower, including amounts due under the Existing Loan Agreement, (ii) for general corporate and working capital purposes and (iii) for Acquisitions (as hereinafter defined); and

WHEREAS, the Borrower has requested that Citizens (as hereinafter defined) extend credit to the Borrower pursuant to a swing line facility in an aggregate principal amount not to exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00), the proceeds of which will be used for general corporate and working capital purposes; and

WHEREAS, the Banks are willing to extend such credit to the Borrower pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

"Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock (or other equity interest) of any Person, or (c) the acquisition of another Person by a merger or consolidation or any other combination with such Person.

"Advantage" shall mean any payment (whether made voluntarily or involuntarily by offset of any deposit or other Indebtedness or otherwise) received by any Bank in respect of the Indebtedness evidenced by the Notes, if such payment results in that Bank having less than its Pro Rata Share of the Indebtedness to the Banks pursuant to this Agreement than was the case immediately before such payment.

"Affiliate" shall mean, with respect to any Loan Party hereto, any Person that directly or indirectly controls, is controlled by or is under common control with such Loan Party.  The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agent" shall have the meaning set forth in the Preamble hereof and shall include its successors and assigns.

"Agreement" shall mean this First Amended and Restated Loan Agreement, as amended, restated, modified or supplemented from time to time.

"Anti-Terrorism Laws" shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

"Applicable Base Rate Margin" shall mean that as set forth in Section 2.03(a)(ii) hereof.

"Applicable Commitment Fee Percentage" shall mean that as set forth in Section 2.05(i) hereof.

"Applicable L/C Fee Percentage" shall mean that as set forth in Section 2.07 hereof.

"Applicable Libor Margin" shall mean that as set forth in Section 2.03(a)(ii) hereof.

"Applicable Margin" shall mean the Applicable Libor Margin or the Applicable Base Rate Margin, as the case may be.

"Applicable Rate" shall mean, as of the date of determination, the Base Rate plus the Applicable Base Rate Margin, the Libor Rate plus the Applicable Libor Margin or the Swing Line Rate, as the case may be.

"Assignment Agreement" shall mean that as set forth in Section 8.17(iv) hereof.

"Authorized Representative" shall mean each Person designated from time to time, as appropriate, in writing by the Borrower to the Agent for the purposes of giving notices of borrowing, conversion or renewal of Loans, which designation shall continue in force and effect until terminated in writing by the Borrower to the Agent.

"Bank" or "Banks" shall mean, singularly or collectively as the context may require, the financial institutions listed on the signature pages hereof and their respective successors and Eligible Assignees.

"Bank-Provided Hedge" shall mean a Hedging Agreement which is provided by any Bank and with respect to which the Agent confirms meets the following requirements:  such Hedging Agreement (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge shall be "Indebtedness" hereunder and guaranteed Indebtedness under the Guaranty Agreements.  Notwithstanding the foregoing provisions in this definition, Bank-Provided Hedge shall not include Excluded Swap Obligations and any such Excluded Swap Obligations shall not be "Indebtedness" hereunder and guaranteed Indebtedness under the Guaranty Agreements.

"Base Rate" shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Prime Rate for such day, (b) the Federal Funds Rate for such day plus 0.50% and (c) the one-month Libor Rate plus 1.00%; provided, however, if the one-month Libor Rate is not available for any reason, then the one-month Libor Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one (1) month period as determined by the Agent.

"Base Rate Loan" shall mean any Loan that bears interest with reference to the Base Rate and which shall only be denominated in Dollars.

"Borrower" shall have the meaning  set forth in the Preamble hereof.

"Blocked Person" shall have the meaning assigned to such term in Section 3.25(b) hereof.

"British Pounds Sterling" shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

"Business Day" shall mean a day of the year on which banks are not required or authorized to close in Pittsburgh, Pennsylvania and (i) if the applicable Business Day relates to a Libor Rate Loan, on which dealings are carried on in the London interbank eurodollar market, and (ii) with respect to advances or payments of Revolving Credit Loans or drawings or reimbursements of Letters of Credit or any other matters relating to Revolving Credit Loans or Letter of Credit denominated in an Optional Currency, such day also shall be a day on which (a) dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (b) all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

"Capital Lease" shall mean any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee.

"Capitalized Lease Obligation" shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP, statement of financial accounting standards No. 13 (as supplemented and modified from time to time), and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto.

"Cash Equivalents" shall mean:  (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposits or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) and not subject to setoff rights in favor of such bank.

"Change of Control" shall mean (i) any Person or group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, has become the owner of, directly or indirectly, beneficially or of record, shares representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period, together with individuals elected as directors by not less than a majority of the individuals who were directors of the Borrower on the first (1st) day of such period, shall cease to consist of at least sixty percent (60%) of the total number of directors of the Borrower.

"Citizens" shall mean Citizens Bank of Pennsylvania, a Pennsylvania banking institution.

"Closing" shall mean the closing of the transactions provided for in this Agreement on the Closing Date.

"Closing Date" shall mean July 18, 2013, or such other date upon which the parties may agree.

"Code" shall mean the Internal Revenue Code of 1986 as amended, along with the rules, regulations, decisions and other official interpretations in connection therewith.

"Commercial Letter of Credit" shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

"Commitment" shall mean, with respect to each Bank, the amount set forth on Schedule 1 attached hereto and made a part hereof as the amount of each Bank's commitment to make Revolving Credit Loans (and, in the case of the Swing Line Lender, Swing Line Loans) and participate in the issuance of Letters of Credit, as such amount may be modified from time to time pursuant to Section 8.17(A) hereof.  Schedule 1 shall be amended from time to time to reflect modifications pursuant to Section 8.17(A) and any other changes to the Commitment of the Banks.

"Commitment Percentage" shall mean, with respect to each Bank, the percentage set forth on Schedule 1 attached hereto and made a part hereof as such Bank's percentage of the aggregate Commitments (excluding the amount of the Swing Line Loan Facility) of all of the Banks, as such percentage may be changed from time to time in accordance with the terms and conditions of this Agreement.  Schedule 1 shall be amended from time to time to reflect any changes to the Commitment Percentages.

"Commodity Exchange Act" shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Authority" shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

"Computation Date" shall mean that as set forth in Section 2.17.

"Contamination" shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from any Property which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

"Consolidated" shall mean the resulting consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements provided to the Agent and the Banks prior to the Closing Date.

"Covered Entity" shall mean the Borrower, its Affiliates and Subsidiaries, all guarantors, pledgors of collateral, and all brokers or other agents of the Borrower acting in any capacity in connection with this Agreement and the other Loan Documents.

"Defaulting Bank" shall mean any Bank that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, or (c) has failed at any time to comply with the provisions of Section 7.04 with respect to purchasing participations from the other Banks, whereby such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its Pro Rata Share of such payments due and payable to all of the Banks.

"Distributions" shall mean, for the period of determination, (a) all distributions of cash, securities or other property (other than capital stock) on or in respect of any shares of any class of capital stock of the Borrower and (b) all purchases, redemptions or other acquisitions by the Borrower of any shares of any class of capital stock of the Borrower, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

"Dollar, Dollars, U.S. Dollars, United States Dollars" and the symbol "$" shall mean the official currency of the United States of America.

"Dollar Equivalent" shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

"Domestic Subsidiary" shall mean a Subsidiary organized under the laws of any state of the United States.

"EBIT" shall mean, for the period of determination, (i) Net Income, plus (ii) Interest Expense, plus (iii) all income taxes included in Net Income plus, in each case to the extent deducted in determining Net Income, (iv) all other non-cash expenses or losses included in Net Income (excluding depreciation, depletion and amortization), (v) losses from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (vi) other extraordinary, non-recurring losses, (vii) and non-cash losses from discontinued operations, minus, in each case to the extent added in determining Net Income, (viii) non-cash gains or credits to income, (ix) gains from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (x) non-cash gains from discontinued operations and (xi) other extraordinary, non-recurring income, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, EBIT attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the EBIT attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

"EBITDA" shall mean, for the period of determination, (i) EBIT, plus (ii) depreciation, depletion and amortization, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, depreciation, depletion and amortization attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the depreciation, depletion and amortization attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

"Eligible Assignee" shall mean any commercial bank or non-bank financial institution organized under the United States of America or any state thereof including, without limitation, any insurance company, savings bank or savings and loan association, having total assets in excess of One Billion and 00/100 Dollars ($1,000,000,000.00); provided, however, the foregoing shall not include any Loan Party or any of the Loan Parties'  Affiliates or Subsidiaries.

"Eligible Contract Participant" shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

"Environmental Complaint" shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

"Environmental Laws" shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

"Environmentally Sensitive Area" shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

"Equivalent Amount" shall mean, at any time, as determined in good faith by the Agent in accordance with its customary practices (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Agent's spot selling rate (based on the market rates then prevailing and available to the Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Agent on the second (2nd) Business Day immediately preceding the event for which such calculation is made.

"Equivalent Currency" shall mean that as set forth in the definition of Equivalent Amount.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

"ERISA Affiliate" shall mean a Person which is under common control with the Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of the Borrower.

"Euro" shall mean the European common currency pursuant to the European Monetary Union.

"Eurocurrency Liabilities" shall mean that as set forth in the definition of Libor Reserve Requirements.

"Event of Default" shall mean any of the Events of Default described in Section 7.01 of this Agreement.

"Excess Amount" shall mean that as set forth in Section 2.01(d) hereof.

"Excess Interest" shall mean that as set forth in Section 2.03(c) hereof.

"Executive Order No. 13224" shall mean the Executive Order No. 13224 on Terrorist Financing,  effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Excluded Swap Obligations" shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an Eligible Contract Participant at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

"Existing Letters of Credit" shall mean that as set forth in Section 2.06 hereof.

"Existing Restrictive Agreement" shall mean that as set forth in Section 6.02.

"Expiry Date" shall mean July 18, 2018 or such earlier date on which the Revolving Credit Facility Commitment shall have been terminated pursuant to this Agreement.

"Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) equal to the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on such day (or if there is no trading in such funds on such day on the previous trading day) as such rate is computed and announced on the next Business Day following such trading day by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "federal funds effective rate" as of the date of this Agreement; provided, however, if such Federal Reserve Bank (or its successor) does not announce such rate for any day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

"Fiscal Quarter(s)" shall mean the period(s) of October 1 through December 31, January 1 through March 31, April 1 through June 30, and July 1 through September 30 of each calendar year.

"Form 10-K" shall mean that as set forth in Section 5.09 hereof.

"GAAP" shall mean generally accepted accounting principles as are in effect in the United States of America (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

"Guarantor" or "Guarantors" shall mean, singularly or collectively, as the context may require, Milso, York Group and any other person that executes and delivers a Guaranty Agreement to the Agent for the ratable benefit of the Banks on or after the Closing Date.

"Guaranty" shall mean any obligation of a Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

"Guaranty Agreement" or "Guaranty Agreements" shall mean, singularly or collectively, as the context may require, the Milso Guaranty, the York Group Guaranty, and any other Guaranty and Suretyship Agreement executed and delivered to the Agent for the ratable benefit of the Banks on or after the date hereof substantially in the form of Exhibit "E" attached hereto and made a part hereof.

"Hedging Agreements" shall mean foreign exchange agreements, currency swap agreements, interest rate exchange, swap, cap, collar, adjustable strike cap, adjustable strike corridor agreements or any other similar hedging agreements or arrangements (including, without limitation, any Swap Obligation) entered into by the Loan Parties in the ordinary course of business and not for speculative purposes, whether arising after the Closing Date or prior to the Closing Date, to the extent such arrangements with any applicable Bank or Affiliate are designated as such under the Existing Loan Agreement.

"Hedging Obligations" shall mean all liabilities and obligations of the Loan Parties under Hedging Agreements.

"Impacted Bank" means (a) a Defaulting Bank or (b) a Bank (i) as to which the Agent, any Issuing Bank, and/or the Swing Line Lender, has a good faith belief that such Bank has defaulted in fulfilling its obligations under one or more other syndicated credit facilities (unless such failure is the subject of a good faith dispute or unless such failure has been cured, in each case as evidenced, in form and substance satisfactory to the Agent, such Issuing Bank and/or the Swing Line Lender, by the applicable Bank) and/or (ii) that has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

"Incentive Pricing Effective Date" shall mean that as set forth in Section 2.03(a)(ii) hereof.

"Indebtedness" shall mean, as to any Person at any time, (i) all obligations for borrowed money, direct or indirect, incurred, assumed, or guaranteed (including, without limitation, any Receivables Financing, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements, all obligations for the deferred purchase price of capital assets and all obligations issued or assumed as full or partial payment for property), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all reimbursement obligations (contingent or otherwise), (iv) all Indebtedness represented by obligations under a Capital Lease and the amount of such Indebtedness shall be the aggregate Capitalized Lease

Obligations with respect to such Capital Lease, (v) all Hedging Obligations, all obligations under Treasury Management Agreements and all obligations (contingent or otherwise) under any letter of credit, banker's acceptance, Guaranty or indemnification agreement; (vi) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person and (vii) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements.

"Indemnitees" shall mean that as set forth in Section 9.16 hereof.

"Indemnified Liabilities" shall mean that as set forth in Section 9.16 hereof.

"Interest Coverage Ratio" shall mean, as of the date of determination, the ratio of (i) EBIT to (ii) Interest Expense.

"Interest Expense" shall mean, for the period of determination, all interest accruing during such period on Indebtedness (excluding, for purposes of the calculation of Interest Expense, Indebtedness with respect to all obligations under Treasury Management Agreements), including, without limitation, all interest required under GAAP to be capitalized during such period, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

"Interest Period" shall mean, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made as, renewed as or converted into a Libor Rate Loan and ending on the last day of such period as selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions below.  The duration of each Interest Period for any Libor Rate Loan shall be for any number of Months selected by the Borrower upon notice as set forth in Section 2.01(c), provided that:

(i) the Interest Period for any Libor Rate Loan shall be one (1), two (2), three (3), six (6) or twelve (12) Months or such other period as may be agreed upon by the Borrower and the Banks, and the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than four (4) different dates;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period;

(iii) if the Borrower renews any Libor Rate Loan for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to the Libor Rate Loan for the new Interest Period;

(iv) if the Borrower fails to so select the duration of any Interest Period, the duration of such Interest Period shall be one (1) Month; and

(v) the last day of any Interest Period shall not occur after the Expiry Date.

"Issuing Bank" shall mean Citizens, in its individual capacity as issuer of Letters of Credit hereunder and any other Bank that Borrower, the Agent and such other Bank may agree from time to time issue Letters of Credit hereunder.

"Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

"Letter of Credit" or "Letters of Credit" shall mean, singularly or collectively as the context may require, the letters of credit issued in accordance with Section 2.06 hereof.

"Letter of Credit Commission" shall mean that as set forth in Section 2.07 hereof.

"Letter of Credit Face Amount" shall mean, for each Letter of Credit, the face amount of such Letter of Credit.

"Letter of Credit Related Documents" shall mean any agreements or instruments relating to a Letter of Credit.

"Letter of Credit Reserve" shall mean, at any time, an amount equal to (a) the Dollar Equivalent amount of the aggregate Letters of Credit Outstanding at such time plus, without duplication, (b) the aggregate Dollar Equivalent amount theretofore paid by the Issuing Bank under the Letters of Credit and not debited to the Borrower's account or otherwise reimbursed by the Borrower.

"Letters of Credit Outstanding" shall mean, at any time, the maximum Dollar Equivalent amount available to be drawn at such time under all then outstanding Letters of Credit and any Dollar Equivalent amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing.

"Leverage Ratio" shall mean, as of the date of determination, the ratio of (i) Net Indebtedness to (ii) EBITDA.

"Libor Rate" shall mean, for any Interest Period, a fixed rate per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) equal at all times during such Interest Period to the quotient of (a) the rate per annum determined in good faith by the Agent in accordance with its customary procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) at which deposits in immediately available United States Dollars or an Optional Currency, as applicable, are offered at 11:00 a.m. (London, England time) (or as soon thereafter as is reasonably practicable) to major money center banks by prime banks in the London interbank eurodollar market three (3) Business Days prior to the first day of such Interest Period in an amount and maturity equal to the amount and maturity of such Libor Rate Loan, divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements.

"Libor Rate Loan" shall mean any Loan that bears interest with reference to the Libor Rate.

"Libor Reserve Requirements" shall mean, for any day of any Interest Period for a Libor Rate Loan, the percentage (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) as determined in good faith by the Agent in accordance with its customary procedures (which determination shall be conclusive absent manifest error) as representing the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) (i) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount and for a maturity equal to such Libor Rate Loan and such Interest Period; and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Libor Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans to which a Libor Rate applies.  The Libor Rate shall be adjusted automatically as of the effective date of each change in the Libor Reserve Requirements.

"Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement (other than escrow deposits) or lease intended as, or having the effect of, security for Indebtedness.

"Loan" or "Loans" shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans, the Swing Line Loans and any other credit to the Borrower extended by any Bank in accordance with Article II hereof as evidenced by the Notes, as the case may be.

"Loan Account" shall mean that as set forth in Section 2.15 hereof.

"Loan Document" or "Loan Documents" shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Notice of Waiver of Rights, (iv) the Guaranty Agreements, (v) the Letters of Credit, (vi) the Letter of Credit Related Documents and (vii) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

"Loan Party" or "Loan Parties" shall mean singularly or collectively, as the context may require, the Borrower and the Guarantors.

"Majority Banks" shall mean, (i) if there are no Loans (excluding Swing Line Loans) outstanding or Letters of Credit Outstanding, any group of Banks (excluding any Impacted Bank) whose Commitment Percentages aggregate at least more than fifty percent (50%) of the Total Commitment Amount or, (ii) if there are Loans (excluding Swing Line Loans) outstanding and/or Letters of Credit Outstanding, any group of Banks (excluding any Impacted Bank) if the sum of the Loans (excluding Swing Line Loans) outstanding and Letters of Credit Outstanding of such Bank (excluding any Impacted Bank) or Banks (excluding any Impacted Bank) aggregates at least more than fifty percent (50%) of the total principal amount of all of such Loans (excluding Swing Line Loans) and Letters of Credit Outstanding; provided, however, notwithstanding anything to the contrary, so long as there are three (3) or more Banks (excluding any Impacted Bank) party to this Agreement and without regard to the Commitment Percentages held by such respective Banks (excluding any Impacted Bank), in no event shall "Majority Banks" be comprised of less than three (3) Banks (excluding any Impacted Bank).

"Material Adverse Change" shall mean a material adverse change in the (a) business, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability (other than financial ability) of any Loan Party to perform any of its payment or other obligations under this Agreement or any of the other Loan Documents to which it is a party; or (c) the legality, validity, or enforceability of the obligations of any Loan Party under this Agreement or any of the other Loan Documents.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability (other than financial ability) of any Loan Party to perform any of its payment or other obligations under this Agreement or any of the other Loan Documents to which it is a party; or (c) the legality, validity, or enforceability of the obligations of any Loan Party under this Agreement or any of the other Loan Documents.

"Maximum Rate" shall mean that as set forth in Section 2.03(c) hereof.

"Measurement Quarter" shall mean that as set forth in Section 2.03(a)(ii) hereof.

"Milso" shall mean Milso Industries Corporation, a Delaware corporation.

"Milso Guaranty" shall mean the Guaranty and Suretyship Agreement, dated of even date herewith, executed and delivered by Milso to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

"Month" shall mean with respect to an Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such Interest Period.  If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

"Net Income" shall mean, for the period of determination, net income (or loss), in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

"Net Indebtedness" shall mean (a) Indebtedness (excluding, for purposes of the calculation of Net Indebtedness, Indebtedness with respect to all obligations under Treasury Management Agreements and Hedging Obligations not consisting of any mark to market adjustment requiring any actual cash payment or settlement) minus (b) (i) cash plus (ii) Cash Equivalents, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided, however, for purposes of this calculation, the definition of Cash Equivalents shall include marketable securities held by Venetian Investment Corp., a Delaware corporation and a Domestic Subsidiary of the Borrower.

"Note" or "Notes" shall mean, singularly or collectively as the context may require, the Revolving Credit Notes, the Swing Line Note and any other note of the Borrower executed and delivered pursuant to this Agreement, as any such note may be amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

"Notice of Waiver of Rights" shall mean the Notice of Waiver of Rights Regarding Warrants of Attorney, Execution Rights and Waiver of Rights to Prior Notice and Judicial Hearing, dated of even date herewith, made by the Loan Parties to the Agent, as amended, modified or supplemented from time to time.

"Notices" shall mean that as set forth in Section 9.04 hereof.

"Office", when used in connection with (i) Citizens or the Agent, shall mean its designated office located at 525 William Penn Place, Pittsburgh, Pennsylvania 15219 or such other office of Citizens or the Agent as Citizens or the Agent may designate in writing from time to time, or (ii) any other Bank, shall mean its designated office identified on Schedule 1 attached hereto and made a part hereof with respect to such Bank or such other office of such Bank as such Bank may designate in writing from time to time.

"Official Body" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Optional Currency" shall mean any of the following currencies:  (i) British Pounds Sterling, (ii) Euros, and (iii) any other currency approved by Agent and all of the Banks pursuant to Section 2.17(d).

"Original Currency" shall mean that as set forth in Section 9.19(a).

"Other Currency" shall mean that as set forth in Section 9.19(a).

"Overnight Rate" shall mean for any day with respect to any Revolving Credit Loans in an Optional Currency, the rate of interest per annum as determined in good faith by the Agent in accordance with its customary practices at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

"Permitted Additional Indebtedness" shall mean unsecured notes and/guarantees thereon contemplated to be and/or actually issued by the Borrower and its Affiliates (i) the covenants, events of default, subsidiary guarantees and other material terms of which, taken as a whole, are on customary market terms or terms more favorable to the Borrower at the time of incurrence thereof as reasonably determined in good faith by a responsible office of the Borrower, (ii) in respect of which no Subsidiary of the Borrower that is not a Loan Party is an obligor, (iii) so long as both before and after giving effect to the incurrence of which, and the application of the proceeds therefrom, no Potential Default or Event of Default has occurred and is continuing, and (iv) that are otherwise reasonably satisfactory to the Agent.

"Permitted Amount" shall mean Twenty Five Million and 00/100 Dollars ($25,000,000.00).

"Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.

"Plan" shall mean any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees, officers or directors of the Borrower or any Domestic Subsidiary or any ERISA Affiliate.

"PNC" shall mean PNC Bank, National Association, a national banking association.

"Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Majority Banks, or any combination of the foregoing, would constitute an Event of Default.

"Preference" shall mean that as set forth in Section 8.13 hereof.

"Prime Rate" shall mean that rate of interest per annum announced by the Agent from time to time as its prime rate, which may not represent the lowest rate charged by the Agent to other borrowers at any time or from time to time.

"Pro Rata Share" shall mean, with respect to each Bank, its Commitment Percentage.

"Prohibited Transaction" shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

"Property" shall mean all real property, both owned and leased, of any Loan Party or Domestic Subsidiary of a Loan Party.

"Purchase Money Security Interest" shall mean Liens upon tangible personal property securing Indebtedness to any Loan Party or Subsidiary of any Loan Party or deferred payments by such Loan Party or such Subsidiary for the purchase of such tangible personal property.

"Receivables Financing" shall mean the sale and/or pledge, as the case may be, of accounts receivable of the Borrower or any Subsidiary of the Borrower for the benefit of (i) a Securitization Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by the applicable Securitization Entity), and any assets related thereto (whether now existing or arising or acquired in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and proceeds of such accounts receivable and other assets (including contract rights), in each case which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable in connection with a "receivables securitization," "receivables purchase" or similar transaction, whether now or hereafter existing; provided however, the aggregate outstanding principal amount of the Borrower's and/or its Subsidiaries' Indebtedness under such securitizations, purchases or transactions shall not exceed Seventy-Five Million and 00/100 Dollars ($75,000,000.00) at any time.

"Reference Currency" shall mean that as set forth in the definition of Equivalent Amount.

"Refunded Swing Line Loans" shall mean as set forth in Section 2.02.1(d) hereof.

"Register" shall mean that as set forth in Section 8.17(vii) hereof.

"Regulated Substances" shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic substance," "toxic waste," "hazardous waste," "special handling waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance" or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

"Reportable Compliance Event" shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

"Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.

"Reporting Quarter" shall mean that as set forth in Section 2.03(a)(ii) hereof.

"Required Deductions" shall mean that as set forth in Section 2.14 hereof.

"Revolving Credit Facility Commitment" shall mean Five Hundred Million and 00/100 Dollars ($500,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

"Revolving Credit Loan" or "Revolving Credit Loans" shall mean, singularly or collectively, as the context may require, that as set forth in Section 2.01(a) hereof.

"Revolving Credit Note" or "Revolving Credit Notes" shall mean, singularly or collectively, as the context may require, the Revolving Credit Note or Revolving Credit Notes of the Borrower in the form of Exhibit "A" attached hereto and made a part hereof, as amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

"Sanctioned Country" shall mean a country subject to a sanctions program maintained by any Compliance Authority.

"Sanctioned Person" shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

"Securitization Entity" shall mean any Subsidiary of the Borrower or any other corporation, trust or entity that is wholly owned (directly or indirectly) by the Borrower and controlled by the Borrower or its Subsidiaries and that is exclusively engaged in Receivables Financing transactions and activities relating directly thereto and that conducts no other operating business.

"Subsidiary" or "Subsidiaries" of a Person shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees

(regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

"Standby Letters of Credit" shall mean Letters of Credit issued by the applicable Issuing Bank pursuant to this Agreement, the drawing under which does not require the delivery of bills of lading, airway bills or other similar types of documents of title, or which are customarily referred to as "standby letters of credit".

"Swap Obligation" shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swing Line Lender" shall mean Citizens in its capacity as Swing Line Lender, or any Person serving as a successor Swing Line Lender hereunder.

"Swing Line Loan Facility" shall mean as set forth in Section 2.02.1(a) hereof.

"Swing Line Loans" shall mean the Loans made by the Swing Line Lender to the Borrower pursuant to Section 2.02.1 hereof.

"Swing Line Note" shall mean the Swing Line Note, made by the Borrower to the Swing Line Lender in the form of Exhibit "B.1" attached hereto and made a part hereof, as amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

"Swing Line Rate" shall mean an interest rate per annum offered by the Swing Line Lender with respect to the Swing Line Loans, as determined in its sole discretion.

"Syndication Agent" shall have the meaning set forth in the Preamble hereof and shall include its successors and assigns.

"Termination Event" shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

"Total Commitment Amount" shall mean the obligation of the Banks hereunder to make Loans (other than Swing Line Loans) and to issue Letters of Credit up to the maximum aggregate principal Dollar Equivalent amount of Five Hundred Million and 00/100 Dollars ($500,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

"Treasury Management Agreements" shall mean agreements or other arrangements under which any Bank or Affiliate of any Bank provides any of the following products or services to any of the Loan Parties:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) foreign currency exchange, whether arising after the Closing Date or prior to the Closing Date, to the extent such arrangements with any applicable Bank or Affiliate are designated as such under the Existing Loan Agreement.  The liabilities of the Loan Parties to the provider of any service or product under any applicable Treasury Management Agreement shall be "Indebtedness" hereunder and guaranteed Indebtedness under the Guaranty Agreements.

"USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"York Group" shall mean The York Group, Inc., a Delaware corporation.

"York Group Guaranty" shall mean the Guaranty and Suretyship Agreement, dated of even date herewith, executed and delivered by York Group to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

1.02 Construction and Interpretation.

(a) Construction.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and "or" has the inclusive meaning represented by the phrase "and/or".  References in this Agreement to "judgments" of the Agent and the Banks include good faith estimates by the Agent and the Banks (in the case of quantitative judgments) and good faith beliefs by the Agent and the Banks (in the case of qualitative judgments).  The definition of any document or instrument includes all schedules, attachments, and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof.  "Hereunder", "herein", "hereto", "hereof", "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates to the contrary; and any action required to be taken by any Loan Party is to be taken promptly, unless the context clearly indicates to the contrary.

(b) Agent's or any Bank's Discretion and Consent.  Whenever the Agent or any Bank is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith.

(c) Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principals of consolidation, where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.14 (and all defined terms used in the definition of any accounting terms used in Section 5.14) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual financial statements of the Borrower and its Subsidiaries referred to in Section 3.07.  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.14 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.

ARTICLE II

THE CREDIT FACILITIES

2.01 Revolving Credit Facility Commitment.

(a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Banks severally (but not jointly) agree to make loans in either Dollars or one or more Optional Currencies (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Expiry Date in an aggregate Dollar Equivalent principal amount which, when combined with the aggregate principal amount of all outstanding Swing Line Loans and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding, shall not exceed at any one time outstanding the Revolving Credit Facility Commitment; provided, however, that (i) no Bank shall be required to make Revolving Credit Loans (or participate in the issuance of Letters of Credit) in an aggregate Dollar Equivalent principal amount outstanding at any one time exceeding such Bank's Commitment, (ii) no Base Rate Loan shall be made in an Optional Currency, and (iii) after giving effect to any Revolving Credit Loan the aggregate amount of Revolving Credit Loans and Letters of Credit Outstanding denominated in Optional Currencies shall not exceed the Dollar Equivalent amount of Seventy-Five Million and 00/100 Dollars ($75,000,000.00).  The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage.  Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement including, without limitation, the Banks' right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow under this Section 2.01; provided, however, that if the Borrower prepays any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Libor Rate Loan, then the Borrower shall comply with the terms and conditions of Section 2.12(c) with respect to such prepayment.

(b) Revolving Credit Note.  The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrower by each Bank and to pay interest on the unpaid principal amount thereof is evidenced in part by the Revolving Credit Notes of the Borrower.  Each Revolving Credit Note shall be payable to the order of a Bank in a principal amount equal to such Bank's Commitment.  The executed Revolving Credit Notes will be delivered by the Borrower to the Banks on the Closing Date.

(c) Making, Renewing or Converting of Revolving Credit Loans.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrower has satisfied all applicable conditions specified in Article IV hereof, the Banks shall make Revolving Credit Loans to the Borrower which, as selected by the Borrower pursuant to this Section 2.01(c), shall be Base Rate Loans or Libor Rate Loans and, with respect to Libor Rate Loans, shall be denominated in Dollars or an Optional Currency.  In addition, subject to the terms and conditions set forth below, the Borrower shall have the opportunity (i) convert Base Rate Loans into Libor Rate Loans, (ii) convert Libor Rate Loans into Base Rate Loans or (iii) renew Libor Rate Loans as Libor Rate Loans for additional Interest Periods.

(i) Each Revolving Credit Loan that is made as or converted (from a Libor Rate Loan) into a Base Rate Loan shall be made or converted on such Business Day and in such amount as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of or conversion into the requested Base Rate Loan.

  Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Base Rate Loan available to the Borrower at the Agent's Office in immediately available funds not later than 2:00 p.m. (Pittsburgh, Pennsylvania time).  Unless an Authorized Representative of the Borrower shall provide the Agent with the required written notice to convert a Base Rate Loan into a Libor Rate Loan on or prior to the third (3rd) Business Day prior to the date of requested conversion, such Base Rate Loan shall automatically continue as a Base Rate Loan.

(ii) Each Revolving Credit Loan that is made as, renewed as or converted (from a Base Rate Loan) into a Libor Rate Loan shall be made, renewed or converted, on such Business Day, in such Dollar Equivalent amount (expressed in the currency in which such Loan shall be funded and also as a Dollar Equivalent amount if such Loan shall be funded in an Optional Currency) greater than or equal to One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any Dollar Equivalent amount in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in Dollar Equivalent increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00), with such an Interest Period and in such currency as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the (a) third (3rd) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Libor Rate Loan denominated in Dollars, and (b) fourth (4th) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Libor Rate Loan denominated in an Optional Currency.  Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of Libor Rate Loans available to the Borrower at the Agent's Office in immediately available funds, no later than 10:00 a.m. (Pittsburgh, Pennsylvania time).  In addition, in the event that the Borrower desires to renew a Libor Rate Loan for an additional Interest Period, an Authorized Representative of the Borrower shall provide the Agent with written notice thereof on or prior to (a) with respect to Libor Rate Loans denominated in Dollars, the third (3rd) Business Day prior to the expiration of the applicable Interest Period, and (b) with respect to Libor Rate Loans denominated in an Optional Currency, the fourth (4th) Business Day prior to the expiration of the applicable Interest Period.  In the event that an Authorized Representative of the Borrower fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan denominated in Dollars, the Borrower shall be deemed to have given written notice that such Loan shall be converted into a Base Rate Loan on the last day of the applicable Interest Period.  In the event that an Authorized Representative of the Borrower fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the fourth (4th) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan denominated in an Optional Currency, the Borrower shall be deemed to have given written notice that such Loan shall be renewed for an Interest Period of one (1) Month.  Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense incurred by the Banks as a result of any failure by the Borrower to consummate such transaction calculated as set forth in Section 2.12(c) hereof.

(iii) Each Bank hereby authorizes the Agent to make all Loans that are requested by the Borrower on the proposed date of disbursement as described above.  Upon receipt of a request to make, renew or convert a Revolving Credit Loan hereunder, the Agent shall promptly advise each of the Banks of the proposed date of disbursement, renewal or conversion, the amount and type of each such Revolving Credit Loan, the applicable Interest Period, the applicable currency and the Bank's Commitment amount thereof.  Each Bank shall remit its Commitment Percentage of the principal amount of each Revolving Credit Loan to the Agent at the Office of the Agent in the applicable currency and immediately available funds no later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the applicable date of disbursement.

 If the amount of such Bank's Commitment Percentage is not made available to the Agent by such Bank on the applicable borrowing date, the Agent shall not be required to fund such Bank's Commitment Percentage of the Revolving Credit Loans on the applicable borrowing date; provided, however, the Agent may elect in its sole discretion to fund such Bank's Commitment Percentage on the applicable borrowing date, and such Bank shall be subject to the repayment obligations set forth below.

(iv) The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent in the applicable currency unless the Agent shall have been notified by such Bank on or before the later of (a) the close of business on the Business Day preceding the applicable borrowing date with respect to the Loan, or (b) one (1) hour before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this subsection or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which the Banks are required to deposit the proceeds of such Loan with the Agent).  The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency.  If such corresponding amount is not in fact made available to the Agent by such Bank in the applicable currency, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount, forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (y) with respect to Loans denominated in Dollars, (A) the Federal Funds Rate during the first three (3) days after such interest shall begin to accrue and (B) the Applicable Rate in respect of such Loan after the end of such three (3) day period, and (z) with respect to Loans denominated in an Optional Currency, the Overnight Rate.

(d) Maximum Principal Amount of Revolving Credit Loans and Letters of Credit Outstanding.  The sum of (i) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, plus, (ii) the sum of the aggregate principal amount of all Swing Line Loans outstanding, plus (iii) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding shall not exceed the amount of the Revolving Credit Facility Commitment as the same may be increased from time to time pursuant to Section 2.21.  The Borrower agrees that if at any time the sum of (i) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, (ii) the aggregate principal amount of all Swing Line Loans outstanding plus (iii) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding exceeds the amount of the Revolving Credit Facility Commitment (the "Excess Amount"), the Borrower shall promptly, but in no event later than one Business Day thereafter, pay to the Agent (for the ratable benefit of the Banks) such Excess Amount.  If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Agent and the Banks by the Borrower pursuant to this Agreement, shall be immediately due and payable on the Expiry Date, without notice, presentment or demand of any kind.

2.02 [Reserved].

2.02.1           Swing Line Loan Facility.

(a)           Swing Line Loans.  Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swing Line Lender may, in its sole and absolute discretion, make available to the Borrower at any time and from time to time during the period from the Closing Date through and including the Business Day immediately preceding the earlier of (i) the date upon which the aggregate unpaid principal balance of the Swing Line Loans become due and payable by demand or (ii) the Expiry Date, by making Swing Line Loans to the Borrower in Dollars in an aggregate principal amount not exceeding at any one time outstanding Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (the "Swing Line Loan Facility"); provided, however, that the sum of (i) the aggregate principal amount of the Swing Line Lender's Swing Line Loans outstanding, plus (ii) the Dollar Equivalent principal amount of all Revolving Credit Loans outstanding of all the Banks, plus (iii) and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding at any one time shall not exceed the aggregate amount of the Revolving Credit Facility Commitment as the same may be increased from time to time pursuant to Section 2.21.  If not sooner paid, each Swing Line Loan, all unpaid interest thereon and all other sums and costs incurred hereunder with respect to such Swing Line Loan shall be immediately due and payable on the earlier of (i) thirty (30) Business Days from the date such Swing Line Loan was made, (ii) demand or (iii) the Expiry Date, without notice, presentment or demand (unless payable by demand).  Within the limits of time and amount set forth in this Section 2.03.1, and subject to the provisions of this Agreement including, without limitation, the Swing Line Lender's right to demand repayment of the Swing Line Loans at any time with or without the occurrence of an Event of Default, Borrower may borrow, repay and reborrow under this Section 2.02.1.

(b)           Swing Line Note. The obligation of the Borrower to repay the unpaid principal amount of the Swing Line Loans made to the Borrower by the Swing Line Lender and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Swing Line Note of the Borrower.  The executed Swing Line Note will be delivered by Borrower to the Swing Line Lender on the Closing Date.

(c)           Making Swing Line Loans.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrower has satisfied all applicable conditions specified in Article IV hereof, the Swing Line Lender may, in its sole and absolute discretion, make Swing Line Loans to the Borrower on such Business Day and in such amount as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter in writing) received by the Swing Line Lender no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of the Swing Line Loan.  Subject to the terms and conditions of this Agreement, on each borrowing date, the Swing Line Lender shall make the proceeds of the Swing Line Loan available to the Borrower at the Swing Line Lender's Office in immediately available funds not later than 2:00 p.m., Pittsburgh, Pennsylvania time.  The Swing Line Lender shall give notice to the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) of the next Business Day or such other time as the Agent and the Swing Line Lender may agree of the amount of each such Swing Line Loan.

(d)           Refunded Swing Line Loans.  With respect to any Swing Line Loans, the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the Borrower), no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the first (1st) Business Day immediately preceding the proposed date of disbursement, a notice (which shall be deemed to be a notice of borrowing given by an Authorized Representative) requesting the Banks to make Revolving Credit Loans that are Base Rate Loans on such date in an amount equal such portion of the Swing Line Loans outstanding as the Swing Line Lender may request in its sole and absolute discretion plus, if the Swing Line Lender so requests, accrued interest thereon, (the "Refunded Swing Line Loans").  Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Credit Loans made by Banks other than the Swing Line Lender shall be immediately delivered by the Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Credit Loans are made, the Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender's outstanding Revolving Credit Loans and shall be due under the Revolving Credit Note of the Swing Line Lender.

Anything contained herein to the contrary notwithstanding, each Bank's obligation to make Revolving Credit Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Default; (c) any Material Adverse Change; (d) any breach of this Agreement or any other Loan Document by the Borrower; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Bank are subject to the condition that (X) the Swing Line Lender believed in good faith that all conditions under Article IV to the making of the applicable Swing Line Loans were satisfied at the time such Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in writing by the Banks prior to or at the time such Swing Line Loans were made; provided, further, that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Commitment less its Pro Rata Share of the Dollar Equivalent amount of Letters of Credit Outstanding.

2.03 Interest Rates.

(a) Interest on the Loans.  Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Revolving Credit Loans shall be, at the option of the Borrower as selected pursuant to Section 2.01(c) hereof, (x) Base Rate Loans which shall bear interest for each day at the rates set forth below or (y) Libor Rate Loans which shall bear interest during each applicable Interest Period at the rates set forth below:

(i) Subject to the terms and conditions of this Agreement, on the Closing Date and through the day immediately preceding the first (1st) Incentive Pricing Effective Date, (x) Revolving Credit Loans which are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable margin corresponding to Tier III as set forth below and (y) Revolving Credit Loans which are Libor Rate Loans shall bear interest during each applicable interest period at a rate per annum equal to the Libor Rate plus the Applicable Libor Margin corresponding to Tier III set forth below;

(ii) Subject to the terms and conditions of this Agreement, during each Fiscal Quarter, in accordance with Section 5.01(c) hereof, the Borrower shall submit to the Agent and the Banks a quarterly compliance certificate (the Fiscal Quarter in which such compliance certificate is required to be received by the Agent and the Banks is the "Reporting Quarter") as of the last day of the Fiscal Quarter immediately preceding such Reporting Quarter (with respect to any Reporting Quarter, the Fiscal Quarter immediately preceding such Reporting Quarter is the "Measurement Quarter").  Upon receipt of such quarterly compliance certificate by the Agent and the Banks in accordance with Section 5.01(c), the calculation of the Borrower's Leverage Ratio shall be set forth in such compliance certificate as of the last day of the Measurement Quarter ending June 30, 2013 and as of the last day of each Measurement Quarter thereafter.  From the first (1st) day of the first (1st) full calendar month following the Agent's and the Banks' receipt of such quarterly compliance certificate (the "Incentive Pricing Effective Date") until the next Incentive Pricing Effective Date, (x) Revolving Credit Loans which are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable margin determined by reference to the Borrower's Leverage Ratio as set forth below (the "Applicable Base Rate Margin") and (y) Revolving Credit Loans which are Libor Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the applicable margin determined by reference to the Borrower's Leverage Ratio as set forth below (the "Applicable Libor Margin"):

Tier	Leverage Ratio	Applicable Libor Margin	Applicable Base Rate Margin	Applicable L/C Fee Percentage	Applicable Commitment Fee Percentage
I	< 1.00	.75%	0.00%	.75%	0.15%
II	≥1.00 < 2.00	1.00%	0.00%	1.00%	0.20%
III	≥ 2.00	1.25%	0.25%	1.25%	0.25%

(iii) Subject to the terms and conditions of this Agreement, in the event that the Borrower fails to timely deliver the compliance certificate required by Section 5.01(c) hereof, the Applicable Margin shall be the amount corresponding to Tier III until the delivery of such compliance certificate.

Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Swing Line Loans shall bear interest for each day at the Swing Line Rate.

(b) Calculation of Interest and Fees; Adjustment to Base Rate and Swing Line Rate.  Interest on the Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed; provided that, for Revolving Credit Loans made in an Optional Currency for which a three hundred sixty five (365) or three hundred sixty six (366) day basis, as the case may be, is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, for the actual days elapsed.  In the event of any change in the Base Rate or the Swing Line Rate, the rate of interest applicable to each Base Rate Loan or the Swing Line Loans shall be adjusted to immediately correspond with such change; provided, however, that any interest rate charged hereunder shall not exceed the Maximum Rate.

(c) Interest After Maturity or Default; Interest Laws.  Upon the occurrence and during the continuance of an Event of Default, (i) the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall thereafter until paid in full bear interest at a rate per annum equal to the Applicable Rate plus two percent (2.00%); (ii) each Libor Rate Loan denominated in Dollars shall automatically convert into a Base Rate Loan at the end of the applicable Interest Period; (iii) each Libor Rate Loan denominated in an Optional Currency shall automatically convert into a Base Rate Loan at the time of such Event of Default and the Borrower shall pay to the Agent for the ratable account of the Banks such additional amounts as are required pursuant to and in accordance with Sections 2.12(c) and 2.18; and (iv) no Loans may be made in an Optional Currency and no Loans may be made as, renewed as or converted into a Libor Rate Loan.  Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrower shall not be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law ("Excess Interest").  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that any Bank may have received hereunder shall be, at the Majority Banks' option, (a) applied as a credit against the outstanding principal balance of the Indebtedness evidenced by the Notes or accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrower shall have no action against the Agent or the Banks for any damages arising out of the payment or collection of any Excess Interest.

2.04 Interest Payments.

The Borrower shall pay to the Agent for the ratable account of the Banks interest on the aggregate outstanding balance of the Loans which are Base Rate Loans in arrears, on October 1, 2013 and on the first (1st) day of each January, April, July and October thereafter through and including the Expiry Date.  The Borrower shall pay to the Agent for the ratable account of the Banks interest on the unpaid principal balance of the Loans that are Libor Rate Loans on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such Loans with an applicable Interest Period exceeding three (3) Months, on each and every three (3) Month anniversary of each such Loan during the period from the Closing Date to and including the Expiry Date.  After maturity of any part of the Loans (whether upon the occurrence of an Event of Default, by acceleration or otherwise), interest on such part of the Loans shall be immediately due and payable without notice, presentment, or demand of any kind.  Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency. The Borrower shall pay to the Swing Line Lender interest on the unpaid principal balance of the aggregate outstanding balance of the Swing Line Loans in arrears, on October 1, 2013 and on the last day of each January, April, July and October thereafter through and including the Expiry Date.

2.05 Fees.

The Borrower shall pay to the Agent for the ratable account of the Banks:

(i) A commitment fee in Dollars on the unused portion of the amount of the Revolving Credit Facility Commitment during the period from the date of this Agreement to the Expiry Date, payable quarterly in arrears beginning on October 1, 2013 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date.  Such fee shall be calculated daily, and shall equal the amount by which the amount of the Revolving Credit Facility Commitment has exceeded the closing principal balance of the sum of the outstanding Dollar Equivalent principal balance of the Revolving Credit Loans (for purposes of this computation the Swing Line Lender's Swing Line Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the Dollar Equivalent amount of Letters of Credit Outstanding on each day, multiplied by the applicable percentage with respect to commitment fees for such day determined by reference to the Borrower's Leverage Ratio as set forth in set forth in Section 2.03(a)(ii) hereof (the "Applicable Commitment Fee Percentage"); provided, however, that any commitment fee accrued with respect to the Revolving Credit Facility Commitment of an Impacted Bank during the period prior to the time such Bank became an Impacted Bank and unpaid at such time shall not be payable by the Borrower so long as such Bank shall be an Impacted Bank except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue with respect to the Revolving Credit Facility Commitment of an Impacted Bank so long as such Bank shall be an Impacted Bank; and

(ii) The Letter of Credit Commission pursuant to Section 2.07 hereof.

2.06 Agreement to Issue Letters of Credit.

From time to time during the period from the Closing Date to the fifteenth (15th) day preceding the Expiry Date, subject to the further terms and conditions hereof, including those required in connection with the making of Revolving Credit Loans, the applicable Issuing Bank(s) shall issue Standby Letters of Credit or Commercial Letters of Credit (collectively the "Letters of Credit") for the account of the Borrower in an Dollar Equivalent amount not to exceed Thirty Million and 00/100 Dollars ($30,000,000.00) in the aggregate as a subfacility of the Revolving Credit Facility Commitment; provided, however, that on any date on which the Borrower requests a Letter of Credit, and after giving effect to the Letter of Credit Face Amount of such Letter of Credit, the sum of (i) the Dollar Equivalent amount of all Revolving Credit Loans outstanding, plus (ii) all Swing Line Loans outstanding, plus (iii) the Dollar Equivalent amount of all Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment.  All such Letters of Credit shall be issued by the applicable Issuing Bank in accordance with its then current practice relating to the issuance of letters of credit including, but not limited to, the execution and delivery to such Issuing Bank of applications and agreements required by such Issuing Bank and the payment by the Borrower of all applicable fees with respect thereto.  As of the date hereof, those Letters of Credit set forth on Schedule 2.06 hereof (collectively, the "Existing Letters of Credit"), which were issued under the Existing Loan Agreement and are outstanding on the date hereof, will be deemed to be Letters of Credit issued and outstanding hereunder.

Each request for a Letter of Credit shall be delivered to the applicable Issuing Bank (with a copy to the Agent) no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the second (2nd) Business Day, or such shorter period as may be agreed to by such Issuing Bank, prior to the proposed date of issuance.  Each such request shall be in a form acceptable to the applicable Issuing Bank and specify the Letter of Credit Face Amount thereof, the applicable currency, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby.  Promptly after receipt of any request for a Letter of Credit, the Issuing Bank shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such request for a Letter of Credit and if not, such Issuing Bank will provide the Agent with a copy thereof.  Unless the Issuing Bank has received notice from any Bank, the Agent or any Loan Party, at least one (1) day prior to the requested date of issuance of the applicable Letter of Credit, that one or more applicable conditions in Article IV is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.06, the Issuing Bank or any of the Issuing Bank's Affiliates will issue a Letter of Credit.  All such Letters of Credit shall be issued by the applicable Issuing Bank in accordance with its then current practice relating to the issuance of Letters of Credit including, but not limited to, the execution and delivery to such Issuing Bank of applications and agreements required by such Issuing Bank and the payment by the Borrower of all applicable fees required by Section 2.07 hereof.  Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank's Pro Rata Share of the Letter of Credit Face Amount of such Letter of Credit.  The applicable Issuing Bank shall promptly, but in any event not later than the next Business Day, provide to each Bank notice of each such request for a Letter of Credit by the Borrower.

Notwithstanding any other provision hereof, no Issuing Bank shall be required to issue any Letter of Credit, if any Bank is at such time an Impacted Bank hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Impacted Bank to eliminate the Issuing Bank's risk with respect to such Impacted Bank (it being understood that the Issuing Bank would consider the Borrower or the Impacted Bank providing cash collateral to the Agent, for the benefit of the Issuing Bank, to secure the Impacted Bank's Pro Rata Share of the Letter of Credit to be a satisfactory arrangement).

2.07 Letter of Credit Fees.

The Borrower shall pay to the applicable Issuing Bank for its own account in Dollars (a) a fronting fee for each Letter of Credit issued hereunder, such fee shall be equal to one-eighth of one percent (0.125%) of the daily average Dollar Equivalent amount of Letters of Credit Outstanding during the preceding calendar quarter, payable quarterly in arrears beginning on October 1, 2013 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date, (b) such Issuing Bank's standard amendment fees for each applicable Letter of Credit issued hereunder by such Issuing Bank, such fees to be paid on the date of the amendment of such Letter of Credit and (c) any reasonable out-of-pocket expenses and costs incurred by such Issuing Bank for the issuance of any applicable Letter of Credit issued hereunder by such Issuing Bank, such fees to be paid on the day of issuance of such Letter of Credit.  The Borrower shall also pay to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Commission"), calculated daily and equal to the Dollar Equivalent amount of the Letters of Credit Outstanding on each day multiplied by the applicable percentage for such day determined by reference to the Borrower's Leverage Ratio as set forth in Section 2.03(a)(ii) hereof (the "Applicable L/C Fee Percentage"), such fee to be paid quarterly in arrears beginning on October 1, 2013 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission shall be increased by two percent (2.00%) per annum.

2.08 Payments Under Letters of Credit.

Upon a draw under any Letter of Credit, the Borrower shall immediately, but in any event not later than the end of such Business Day, reimburse the Issuing Bank for such drawing under a Letter of Credit by paying to the Agent for the account of the Issuing Bank an amount equal to the amount so paid by the Issuing Bank with respect to such drawing under the applicable Letter of Credit.  If (i) the Borrower shall not have reimbursed the Issuing Bank for such drawing under such Letter of Credit by the end of such Business Day, (ii) the Issuing Bank and/or the Agent, on behalf of the Issuing Bank, must for any reason return or disgorge such reimbursement, or (iii) the Borrower is required to make a payment under Section 7.02(a)(ii) hereof and fails to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 7.02(a)(ii) hereof shall automatically be converted into a Revolving Credit Loan which shall be a Base Rate Loan made on the date of such drawing for all purposes of this Agreement.  The Borrower’s obligation to reimburse the Issuing Bank with respect to each drawing under a Letter of Credit shall be absolute and unconditional.

2.09 Period of Issuance and Term of Letters of Credit.

Letters of Credit shall only be issued by the Issuing Banks for the account of the Borrower for such terms which expire at least fifteen (15) days prior to the Expiry Date.

2.10 Booking of Libor Rate Loans.

Each Bank may make, carry or transfer Libor Rate Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Bank; provided, however, that no such action shall result in increased liability or cost to the Borrower, including any increased liability or cost pursuant to Section 2.12 or 2.13 hereof.

2.11 Assumptions Concerning Funding of Libor Rate Loans.

Calculation of all amounts payable to each Bank under Section 2.12(c) shall be made as though each Bank had actually funded its relevant Libor Rate Loan through the purchase of a Libor deposit bearing interest at the Libor Rate in an amount equal to the amount of that Libor Rate Loan and having maturity comparable to the relevant Interest Period and through the transfer of such Libor deposit from an offshore office to a domestic office in the United States of America; provided, however, that each Bank may fund each of its Libor Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.12(c).

2.12 Additional Costs.

(a) If, due to either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), there shall be any increase in the cost to, or reduction in income receivable by, a Bank of making, funding or maintaining Loans (or commitments to make the Loans), then the Borrower shall from time to time, upon demand by such Bank made within a reasonable time after such Bank's determination thereof, pay to the Agent for the account of such Bank additional amounts sufficient to reimburse such Bank for any such additional costs or reduction in income.  All such additional amounts shall be determined by such Bank in good faith using appropriate attribution and averaging methods ordinarily employed by such Bank.  A certificate of such Bank submitted to the Borrower in good faith as to the amount of such additional costs shall be conclusive and binding for all purposes, absent manifest error.  Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(a), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such repayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to the Agent.  If any such repayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

(b) If either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), affects the amount of capital required to be maintained by any Bank or any corporation controlling any Bank and such Bank determines in good faith that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans), then,  within ten (10) Business Days of demand by such Bank, the Borrower shall pay to the Agent for the account of such Bank from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank determines in good faith such increase in capital to be allocable to the existence of such Bank's Loans (or commitment to make the Loans).  Any such demand by a Bank must be made within a reasonable time after such Bank's determination as set forth in the immediately preceding sentence.  A certificate of such Bank in good faith submitted to the Borrower as to such amounts shall be presumptive evidence of such amounts.  Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(b), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to such Bank.  If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

(c) If the Borrower shall repay or convert any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Loan (whether such repayment or conversion is (i) permitted by this Section 2.12 or Section 2.13, (ii) permitted as a result of the failure of the Borrower to consummate a transaction after providing notice as set forth in Section 2.01(c)(ii), (iii) otherwise permitted by a Bank, or (iv) otherwise required under the terms of this Agreement), the Borrower shall pay (within ten (10) Business Days after written demand) to the Agent for the ratable benefit of the Banks such additional amounts reasonably determined by the Banks in good faith to be sufficient to indemnify the Banks against any loss, cost, or expense incurred by the Banks as a result of such prepayment or conversion including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by any Bank to the Borrower in good faith shall be presumptive evidence of such amount.

2.13 Illegality; Impracticability.

Notwithstanding any other provision contained in this Agreement, if:  (a)  it is unlawful, or any central bank or other Official Body shall determine that it is unlawful, for the Agent or any Bank to perform its obligations hereunder to make, renew, or convert Loans hereunder; or (b) on any date on which a Libor Rate would otherwise be set, any Bank shall have in good faith determined (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining a Libor Rate, (ii) a contingency has occurred which materially and adversely affects the interbank markets, or (iii) the effective cost to such Bank of funding a proposed Libor Rate Loan exceeds the Libor Rate then (y) upon notice thereof by the Agent or such Bank to the Borrower, the obligation of such Bank to make or renew a Loan of a type or currency so affected or to convert any type of Loan or any Loan denominated in an Optional Currency into a Loan of a type or currency so affected shall terminate and the Banks shall thereafter be obligated to make Base Rate Loans whenever any written notice requests any type of Loans or any Loan denominated in an Optional Currency so affected and (z) upon written demand therefor by such Bank to the Borrower, the Borrower shall (i) forthwith prepay in full all Loans of the type or currency so affected then outstanding, together with interest accrued thereon or (ii) request that such Bank, upon five (5) Business Days' notice, convert all Loans of the type or currency so affected then outstanding into Loans of a type or currency not so affected.  If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable benefit of the Banks such additional amounts as set forth in Section 2.12(c).

2.14 Payments.

All payments to be made with respect to principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Notes are payable at 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action for the payments will accrue immediately.  All such payments must be made to the Agent at its Office in U.S. Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature.  The Agent may in its discretion deduct such payments from the Borrower's demand or deposit accounts with the Agent if not paid within five (5) Business Days after the due date.  All such payments shall be applied at the option of the Agent and the Banks to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Agent and the Banks, in their sole discretion, shall elect.  All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges, and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Banks under the Laws of the United States or any state or political subdivision thereof.  If the Borrower is compelled by Law to deduct any such taxes or to make any such other deductions, charges, or withholdings (collectively, the "Required Deductions"), the Borrower will pay to the Agent for the ratable benefit of the Banks an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions and (ii) the aggregate amount of United States federal or state income taxes required to be paid by the Banks in respect of such Required Deductions.

2.15 Loan Account.

The Agent will open and maintain on its books and records, including computer records, in accordance with its customary procedures, a loan account (the "Loan Account") for the Borrower in which shall be recorded the date and amount of each Loan made by the Banks and the date and amount of each payment and prepayment in respect thereof.  The Agent shall record in the Loan Account the principal amount of the Loans owing to each Bank from time to time.  The Loan Account shall constitute presumptive evidence of the accuracy of the information contained therein (including the Equivalent Amounts of the applicable currencies where such computations are required).  Any failure by the Agent to make any such notation or record shall not affect the obligations of the Borrower to the Banks with respect to the Loans.

2.16 Estoppel.

As further consideration for the entry of the Banks into this Agreement, the Borrower hereby represents and warrants that it does not presently have any claims or actions of any kind at Law or in equity against Citizens and/or PNC arising out of or in any way relating to the Existing Loan Agreement or any related documents with respect thereto, the transactions referenced in or contemplated by this Agreement or any acts, transactions, or events that are or were the subject matter of any other prior loans, agreements or guaranties involving the Borrower and a Bank.

2.17 Utilization of Commitments in Optional Currencies.

(a) Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans and Letters of Credit Outstanding.  The Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Credit Loans to be denominated in an Optional Currency as of the requested borrowing date, (ii) Letters of Credit to be denominated in an Optional Currency as of the intended date of issuance, (iii) Letters of Credit Outstanding denominated in an Optional Currency as of the last Business Day of each month, and (iv) outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iv), a "Computation Date").

(b) Notices From Banks that Optional Currencies are Unavailable to Fund New Revolving Credit Loans.  The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Bank notifies the Agent by 5:00 p.m. (Pittsburgh, Pennsylvania time), four (4) Business Days prior to the borrowing date for such Loans that such Bank cannot provide its share of such Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Revolving Credit Loan in an Optional Currency.  In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the borrowing date for such Loans that the Optional Currency is not then available for such Loans, and the Agent shall promptly thereafter notify the Banks of the same.  If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Agent not later than 5:00 p.m. (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the borrowing date for such Loans, withdraw the loan request for such Loans.  If the Borrower withdraws such loan request, the Agent will promptly notify each Bank of the same and the Banks shall not make such Loans.  If the Borrower does not withdraw such loan request before such time, (i) the Borrower shall be deemed to have requested that the Loans referred to in its loan request shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Loans and shall bear interest under the Base Rate, and (ii) the Agent shall promptly deliver a notice to each Bank stating: (A) that such Loans shall be made in Dollars and shall bear interest under the Base Rate, (B) the aggregate amount of such Loans, and (C) such Bank's Pro Rata Share of such Loans.

(c) Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of Libor Rate Loans Denominated in an Optional Currency.  If the Borrower delivers a loan request requesting that the Banks renew any Libor Rate Loan which is denominated in an Optional Currency, the Banks shall be under no obligation to renew such Libor Rate Loan if any Bank delivers to the Agent a notice by 5:00 p.m. (Pittsburgh, Pennsylvania time), four (4) Business Days prior to effective date of such renewal that such Bank cannot continue to provide Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Loan in an Optional Currency.  In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the renewal date that the renewal of such Loans in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Banks of the same.  If the Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Base Rate Loans with effect from the last day of the Interest Period with respect to any such Optional Currency Loans.  The Agent will promptly notify the Borrower and the Banks of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Bank's Pro Rate Share thereof; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer

Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

(d) Requests for Additional Optional Currencies.  The Borrower may deliver to the Agent a written request that Revolving Credit Loans and/or Letters of Credit hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of "Optional Currency" herein provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Banks in the applicable interbank market.  The Agent will promptly notify the Banks of any such request promptly after the Agent receives such request.  The Agent and each Bank may grant or accept such request in its sole discretion.  The Agent will promptly notify the Borrower of the acceptance or rejection by the Agent and each of the Banks of the Borrower's request.  The requested currency shall be approved as an Optional Currency hereunder only if the Agent and all of the Banks approve of the Borrower's request.

2.18 Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Revolving Credit Loan made or Letter of Credit issued in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made or Letter of Credit was issued, provided, however, that (a) if it is impossible or illegal for Borrower to effect payment of a Loan or reimbursement of a Letter of Credit in the Optional Currency in which such Loan was made or Letter of Credit was issued, (b) if Borrower defaults in its obligations to do so, or (c) if a Libor Rate Loan denominated in an Optional Currency automatically converts to a Base Rate Loan pursuant to Section 2.03(c) hereof, the Majority Banks may at their option (and, in the case of (a) above shall) permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Majority Banks may solely at their option designate.  Upon any events described in (i) through (iii) of the preceding sentence, Borrower shall make such payment and Borrower agrees to hold each Bank harmless from and against any loss incurred by any Bank arising from the cost to such Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made or Letter of Credit was originally issued, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing.  Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof.

2.19 Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, Agent may, with respect to notices by Borrower for Revolving Credit Loans or Letters of Credit in an Optional Currency or voluntary prepayments of less than the full amount of a Loan denominated in an Optional Currency, engage in reasonable rounding (in accordance with the Agent's usual and customary Optional Currency policies) of the Optional Currency amounts requested to be loaned or repaid; and, in such event, Agent shall promptly notify Borrower and the Banks of such rounded amounts and Borrower's request or notice shall thereby be deemed to reflect such rounded amounts.

2.20 Mandatory Prepayments for Currency Fluctuations.

If on any Computation Date the sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding is equal to or greater than one hundred percent (100%) of the Revolving Credit Facility Commitment as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrower of the same.  The Borrower shall pay or prepay Revolving Credit Loans (subject to Borrower's indemnity obligations under Section 2.12) within one (1) Business Day after receiving such notice such that the Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment after giving effect to such payments or prepayments.

2.21 Increase of Revolving Credit Facility Commitment.

If at any time after the Closing Date, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Facility Commitment, (each, an "Additional Increase") the Borrower shall notify the Agent in writing, who will promptly notify each Bank thereof, provided that any such Additional Increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such Additional Increases shall not exceed Two Hundred Million and 00/100 Dollars ($200,000,000.00).   The existing Banks shall have the right at any time within fourteen (14) days following such notice to increase their respective Commitment by providing written notice of the same to the Agent so as to provide such additional Commitment pro-rata in accordance with such Bank's Pro Rata Share, and any portion of such Additional Increase which is not provided by any such existing Bank shall be available to the other existing Banks; provided, that if more than one existing Bank desires to increase its Commitment in respect of the portion of such Additional Increase not provided by an existing Bank, such participating Banks shall provide such portion of the additional Commitments on a pro rata basis in accordance with the proportion that their Pro Rata Share bears to each other, and thereafter, to the extent not provided by existing Banks, to any additional lending institution or institutions proposed by the Borrower and which is approved by the Agent (which approval will not be unreasonably withheld, conditioned or delayed) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Agent and prepared at the Borrower's expense, which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent hereby deemed to be irrevocably given to the Agent by the Banks; provided, however, that the Borrower shall have the right to have the entire amount of each Additional Increase provided by such approved additional lending institution or institutions if all the existing Banks decline to increase their Commitments to accommodate any such Additional Increase.  In the event of any such Additional Increase in the aggregate Commitments and in the Commitment of any Bank effected pursuant to the terms of this Section 2.21, new Notes shall, to the extent deemed reasonably necessary or appropriate by the Agent, be executed and delivered by the Borrower, and the affected Banks shall promptly surrender and cancel the existing Notes; and the Borrower shall execute and deliver such additional documentation setting forth the new Commitments and Pro Rata Shares as the Agent shall reasonably request (which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent herein is deemed to be irrevocably given to the Agent by the Banks).

2.22 Impacted Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes an Impacted Bank, then the following provisions shall apply for so long as such Bank is an Impacted Bank:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Impacted Bank pursuant to Section 2.05;

(b) if any Swing Line Loans are outstanding or any Letters of Credit Outstanding exist at the time such Bank becomes an Impacted Bank, then:

(i) all or any part of the outstanding Swing Line Loans and Letters of Credit Outstanding of such Impacted Bank shall be reallocated among the non-Impacted Banks in accordance with their respective Pro Rata Share but only to the extent that (x) sum of (1) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, plus, (2) the sum of the aggregate principal amount of all Swing Line Loans outstanding, plus (3) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding shall not exceed the total of all non-Impacted Banks' Revolving Credit Facility Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such outstanding Swing Line Loans, and (y) second, cash collateralize for the benefit of the Issuing Bank the Borrowers' obligations corresponding to such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding (after giving effect to any partial reallocation pursuant to clause (i) above) in a deposit account held at the Agent for so long as such Letters of Credit Outstanding exist;

(iii) if the Borrower cash collateralizes any portion of such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Impacted Bank pursuant to Section 2.07 with respect to such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding during the period such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding are cash collateralized;

(iv) if the Letters of Credit Outstanding of the non-Impacted Banks are reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Section 2.07 shall be adjusted in accordance with such non-Impacted Banks' Pro Rata Share; and

(v) if all or any portion of such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all Letter of Credit Commissions payable under Section 2.07 with respect to such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding shall be payable to the Issuing Bank (and not to such Impacted Bank) until and to the extent that such Letters of Credit Outstanding are reallocated and/or cash collateralized.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Banks that:

3.01 Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each Domestic Subsidiary of each Loan Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each Loan Party, each Domestic Subsidiary of each Loan Party are duly qualified or licensed to do business as foreign corporations, partnership or limited liability companies, as the case may be, and are in good standing in all jurisdictions in which the ownership of their properties or the nature of their activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.02 Authority; Power to Carry on Business; Licenses.

The Borrower has the power and authority to make the borrowings provided for herein, to execute and deliver the Notes in evidence of such borrowing and to execute and deliver each of the other Loan Documents to which it is a party and all such action has been duly and validly authorized by all necessary corporate proceedings on the Borrower's part.  Each Guarantor has the power and authority to execute and deliver each of the Loan Documents to which it is a party and all such action has been duly and validly authorized by all necessary corporate proceedings on each such Guarantor's part.  Each  Loan Party, each Domestic Subsidiary of such Loan Party have all requisite power and authority to own and operate their properties and to carry on their businesses as now conducted and as presently planned to be conducted.  Each Loan Party, each Domestic Subsidiary of such Loan Party have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their business as now conducted except to the extent that the failure to have any such license, permit, consent, or approval would not have a Material Adverse Effect.

3.03 Execution and Binding Effect.

Each of the Loan Documents have been duly and validly executed and delivered by each Loan Party that is a party thereto, and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

3.04 Absence of Conflicts.

Neither the execution and delivery of this Agreement, the Notes or the other Loan Documents, the consummation of the transactions contemplated in any of them, nor the performance of or compliance with the terms and conditions thereof will (a) violate any Law, (b) conflict with or result in a breach of or a default under the certificate or articles of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of organization or operating agreement or any other organizational document, as the case may be, of any Loan Party or any of its Subsidiaries, (c) conflict with or result in a breach of or a default under any agreement or instrument to which any  Loan Party or any Domestic Subsidiary is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound which could have a Material Adverse Effect, or (d) result in the creation or imposition of any material Lien upon any property (owned or  leased) of any  Loan Party or any of its Subsidiaries.

3.05 Authorizations and Filings.

No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated herein or therein, or the performance of or compliance with the terms and conditions hereof or thereof.

3.06 Title to Property.

Each  Loan Party, each Domestic Subsidiary of such Loan Party have good and marketable title in fee simple to all real property purported to be owned by them and good and marketable title to all other property purported to be owned by them, including that reflected in the most recent financial information referred to in Section 3.07 hereof or submitted to the Agent and the Banks pursuant to Section 5.01 of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to Liens permitted by Section 6.01 of this Agreement.

3.07 Financial Information.

The financial information provided by the Loan Parties to the Agent and the Banks with respect to each Loan Party and each Subsidiary of such Loan Party  as of the Closing Date is accurate and complete in all material respects and has been prepared in accordance with GAAP consistently applied.  Each  Loan Party  have made full and true disclosure of all pertinent financial and other material information in connection with the transactions contemplated hereby.

3.08 Taxes.

All tax returns required to be filed by each  Loan Party and each Domestic Subsidiary of each Loan Party have been properly prepared, executed and filed.  Except as may be permitted under Section 5.05 hereof, all material taxes, assessments, fees and other governmental charges upon each  Loan Party and each Domestic Subsidiary of such Loan Party or upon any of their properties, income, sales or franchises which are due and payable have been paid.  The reserves and provisions for taxes on the books of each Loan Party and each Domestic Subsidiary of such Loan Party are adequate for all open years and for the current fiscal period in all material respects.  No  Loan Party, no Domestic Subsidiary of such Loan Party knows of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

3.09 Contracts.

No  Loan Party, no Domestic Subsidiary of such Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of such  Loan Party, such Domestic Subsidiary, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, which default or potential default would have a Material Adverse Effect.

3.10 Litigation.

Except as described in Schedule 3.10 to this Agreement, there is no pending or, to any  Loan Party's knowledge, contemplated or threatened action, suit or proceeding by or before any Official Body against or affecting a  Loan Party or any Subsidiary  of such Loan Party which, if adversely decided, would have a Material Adverse Effect.

3.11 Laws.

To any Loan Party's knowledge, no Loan Party nor any Subsidiary of such Loan Party is in violation of any Law, which violation could have a Material Adverse Effect.

3.12 ERISA.

Except as described in Schedule 3.12 to this Agreement, (a) each Plan has been and will be maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and other applicable Laws; (b) no Reportable Event which could have a Material Adverse Effect has occurred and is continuing with respect to any Plan; (c) no material liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan to the extent such termination would have a Material Adverse Effect; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan.

3.13 Patents, Licenses, Franchises.

Each Loan Party, each Domestic Subsidiary of such Loan Party own or possess the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate their properties and to carry on their businesses as presently conducted and as presently planned to be conducted without conflict with the rights of others except to the extent that the failure to own or possess the right to use such intellectual property would not have a Material Adverse Effect.  Except as described in Schedule 3.13 to this Agreement, no such patent, trademark, service mark, trade name, copyright, license, franchise or permit or right with respect to any of the foregoing is of material importance to the assets, business, operations or financial condition of any Loan Party or any Domestic Subsidiary of such Loan Party and there is no reason to anticipate any material liability to any Loan Party or any Domestic Subsidiary of such Loan Party in respect of any claim of infringement of any of the foregoing.

3.14 Environmental Matters.

Except as set forth in Schedule 3.14 attached hereto and made a part hereof:

(a) To the knowledge of any Loan Party, no Loan Party nor any Domestic Subsidiary of such Loan Party is in violation of any Environmental Laws or any rule or regulation promulgated pursuant thereto except to the extent that such violation would not have a Material Adverse Effect;

(b) To the knowledge of any Loan Party, no activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law and no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law except to the extent that such violation would not have a Material Adverse Effect;

(c) To the knowledge of any Loan Party, there are no Regulated Substances present on, in, under, or emanating from, or emanating to, the Property or any portion thereof in violation of any Environmental Law, except to the extent that such violation would not have a Material Adverse Effect;

(d) To the knowledge of any Loan Party, no facility or site to which any Loan Party or Domestic Subsidiary of such Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body;

(e) No portion of the Property is identified or to the knowledge of any Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list; and

3.15 Use of Proceeds.

The Borrower shall use the proceeds of the Loans to (i) repay existing Indebtedness of the Borrower, including amounts due under the Existing Loan Agreement, (ii) for Acquisitions, and (iii) for working capital and general corporate purposes.

3.16 Margin Stock.

The Borrower will not borrow under this Agreement for the purpose of buying or carrying any "margin stock", as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time.  The Borrower does not own any "margin stock".  The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock".

3.17 No Event of Default; Compliance with Agreements.

No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.  No Loan Party nor any Subsidiary of any Loan Party is in violation of any term of its certificate or articles of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of organization or operating agreement or any other organizational document, as the case may be.  No Loan Party nor any Domestic Subsidiary of such Loan Party is in default under any agreement, lease or instrument to which it is a party or by which it or any of its properties (owned or leased) may be subject or bound, which default would have a Material Adverse Effect.

3.18 No Material Adverse Change.

Since the date of the most recent financial statements referred to in Section 3.07 hereof, there has been no Material Adverse Change.

3.19 Labor Controversies.

There are no labor controversies pending or, to the knowledge of any Loan Party, threatened, against any Loan Party or any Domestic Subsidiary of any Loan Party which, if adversely determined, would have a Material Adverse Effect.

3.20 Solvency.

After the making of the Loans, each Loan Party (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (iii) will own property having a value at both fair valuation and at fair saleable value in the ordinary course of its business greater than the amount required to pay its debts as they become due.  No Loan Party was insolvent immediately prior to the date of this Agreement and no Loan Party will be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated by this Agreement or any of the other Loan Documents.

3.21 Subsidiaries.

Schedule 3.21 to this Agreement sets forth the name of each Subsidiary of each Loan Party and the percentage of outstanding capital stock (or other equity interest) of such Subsidiary which is owned by such Loan Party or Subsidiary of such Loan Party.

3.22 Governmental Regulation.

The Borrower is not subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

3.23 Accurate and Complete Disclosure; Continuing Representations and Warranties.

No representation or warranty made by any Loan Party under this Agreement or any of the other Loan Documents and, to the knowledge of any Loan Party, no statement made by any Loan Party or any Subsidiary of any Loan Party in any financial statement (furnished pursuant to Section 3.07 or 5.01 or otherwise), certificate, report, exhibit or document furnished by any Loan Party or any Subsidiary of any Loan Party to the Agent or any Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading).  The representations and warranties set forth herein are to survive the delivery of the Loan Documents and the making of the Loans hereunder.

3.24 Anti-Money-Laundering/International Trade Law Compliance.

As of the Closing Date, the date of the making of each Loan or the date of the issuance, amendment or extension of any Letter of Credit, the date of any renewal, extension or modification of this Agreement or any other Loan Document, and at all times until this Agreement has been terminated and all Indebtedness and other obligations arising hereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person, (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority, (b) the proceeds of the Loans and/or Letters of Credit will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law or directive enforced by any Compliance Authority; (c) the funds used to repay the Indebtedness and other obligations hereunder and under the other Loan Documents are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by any Anti-Terrorism Laws.

3.25 Anti-Terrorism Laws.

(a) None of the Loan Parties nor any Affiliate of any Loan Party, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any material respect in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) None of the Loan Parties, nor any Affiliate of any Loan Party, is any of the following (each a "Blocked Person"):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf  of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224;

(v) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person who is affiliated or associated with a Person listed above.

(c) No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked  pursuant to the Executive Order No. 13224.

ARTICLE IV

CONDITIONS OF LENDING

The obligation of the Banks to make any Loan and the Issuing Banks to issue any Letter of Credit is subject to the satisfaction of the following conditions:

4.01 Representations and Warranties; Events of Default and Potential Defaults.

The representations and warranties contained in Article III shall be true and correct in all material respects on and as of the date of each Loan with the same effect as though made on and as of each such date.  On the date on which any Loan is made, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date.  Each request by the Borrower for any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request.  The failure of the Agent to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made.

4.02 Loan Documents.

On the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Agent and the Banks, shall have been executed and delivered to the Agent and the Banks and shall be in effect.

4.03 Other Documents and Conditions.

On or before the Closing Date, the following documents and conditions shall have been delivered to the Agent or satisfied by or on behalf of any Loan Party to the satisfaction of the Agent and, to the extent required, the Banks:

(a) Certified Copies of Organizational Documents.  A copy of the articles or certificate of incorporation, certificate of limited partnership or certificate of organization of each Loan Party certified by the Secretary of State of each jurisdiction of organization thereof.

(b) Good Standing and Tax Lien Certificates.  A good standing certificate of each Loan Party certifying as to the good standing and corporate, partnership or limited liability company  status of each such Loan Party in its jurisdiction of organization; and (ii) a tax lien certificate of each Loan Party from each jurisdiction identified in the Closing Checklist with respect to the transaction contemplated by this Agreement.

(c) Proceedings and Incumbency.

A certificate in form and substance satisfactory to the Agent, dated the Closing Date and signed on behalf of each Loan Party by the Secretary of such Loan Party, certifying as to (i) true copies of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of organization, operating agreement and any other organizational document, as the case may be, of such Loan Party, (ii) the resolutions of the Board of Directors, partners or members of such Loan Party authorizing the execution and delivery of this Agreement and the other Loan Documents to which such Loan Party is a party and any other corporate, partnership or limited liability company action taken by such Loan Party relative to this Agreement, (iii) the names, true signatures and incumbency of the officers, partners or members of such Loan Party authorized to execute and deliver the Loan Documents, and (iv) all fictitious and trade names of such Loan Party.  The Agent and the Banks may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Agent.

(d) Financial Statements.  Financial statements, as described in Section 3.07 of this Agreement, and pro forma financial statements covering the period from the Closing Date through the Expiry Date in form and substance satisfactory to the Agent and the Banks.

(e) Insurance.  Evidence, in form and substance satisfactory to the Agent and the Banks, that the business and all assets of each Loan Party are adequately insured and that the Agent on behalf of the Banks is entitled to thirty (30) days prior notice of cancellation or modification on all such insurance policies.

(f) Lien Searches.  Copies of record searches (including UCC searches and judgments, suits, taxes and other lien searches at the state level for each location identified in Schedule 4.03(f) to this Agreement) evidencing that no Liens exist against any Loan Party except those Liens permitted pursuant to Section 6.01 hereof or those Liens that are or will be released or terminated in connection herewith as set forth in Section 4.03(g) hereof.

(g) Termination Statements; Release Statements and Other Releases.  Evidence satisfactory to the Agent that all necessary termination statements, release statements and other releases in connection with all Liens with respect to any Loan Party that are not permitted pursuant to Section 6.01 of this Agreement have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to the Agent).

(h) Opinion of Counsel.  An opinion of counsel on behalf of each Loan Party, dated the Closing Date, in form and substance satisfactory to the Agent and the Banks.

(i) No Material Adverse Change.  No Material Adverse Change shall have occurred since September 30, 2012.

(j) Repayment of Prohibited Indebtedness.  All Indebtedness not permitted under Section 6.02 shall have been paid in full.

(k) Other Documents and Conditions.  Such other documents and conditions as may reasonably be requested to be submitted to the Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the Closing Checklist with respect to the transactions contemplated by this Agreement.

4.04 Details, Proceedings and Documents.

All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Agent and the Banks and the Agent and the Banks shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent and the Banks, as the Agent and the Banks may reasonably request from time to time.

4.05 Fees and Expenses.

The Borrower shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, closing costs, filing and notary fees and any other similar matters pertinent to the Closing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants to the Agent and the Banks as follows:

5.01 Reporting and Information Requirements.

(a) Annual Reports.  As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent and each Bank Consolidated audited statements of income, changes in shareholder's equity and cash flows of the Borrower and its Subsidiaries for such fiscal year and a Consolidated audited balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such financial statements to be certified by an independent certified public accounting firm of recognized standing selected by the Borrower and acceptable to the Agent and the Banks.  The certificate or report of such accountants shall be free of exception or qualifications not reasonably acceptable to the Agent and the Banks and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such financial statements in accordance with generally accepted auditing standards.  As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent and each Bank a consolidating statement of income of the Borrower and its Subsidiaries for such fiscal year and a consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year, all in reasonable detail.  All such financial statements shall be prepared by the Borrower and certified by the Chief Financial Officer of the Borrower as presenting fairly the consolidating financial position of the Borrower and its Subsidiaries as of the end of such fiscal year and the results of their operations for such fiscal year, in conformity with GAAP (subject to normal and recurring year-end audit adjustments) applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agent and the Banks.

(b) Quarterly Reports of the Borrower.  As soon as practicable, and in any event within forty-five (45) days after the close of each Fiscal Quarter of the Borrower, the Borrower shall furnish to the Agent and each Bank a Consolidated statement of income of the Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of the fiscal year to the end of such Fiscal Quarter, a Consolidated statement of changes in cash flows for the portion of the fiscal year to the end of such Fiscal Quarter and a Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter, all in reasonable detail.  All such financial statements shall be prepared by the Borrower and certified by the Chief Financial Officer of the Borrower as presenting fairly the Consolidated financial position of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the results of their operations for such periods, in conformity with GAAP (subject to normal and recurring year-end audit adjustments) applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agent and the Banks.

(c) Compliance Certificates.  The financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) of this Agreement shall be accompanied by a compliance certificate, substantially in the form of Exhibit "C" attached hereto and made a part hereof, executed by the Chief Financial Officer of the Borrower, stating that no Event of Default or Potential Default exists and that the Borrower is in compliance with all applicable covenants contained in this Agreement.  Such certificate shall include all figures necessary to calculate the Borrower's compliance with all financial covenants set forth in this Agreement.

 If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower with respect thereto.

(d) Reports to Governmental Agencies.  As soon as practicable, and in event within ten (10) days after the filing thereof, the Borrower shall furnish to the Agent and each of the Banks a copy of its Form 10-K and 10-Q reports, each proxy statement, each registration statement and all other reports which the Borrower is or may be required to file with the United States Securities and Exchange Commission or any State Securities Commission.

(e) Annual Plan.  The Borrower shall, within sixty (60) days after the commencement of each fiscal year, submit to the Agent and each Bank projections for the Borrower for the then current fiscal year in form substantially similar to the form of projections provided to the Borrower's board of directors for such fiscal year.

(f) Audit Reports.  Promptly, but in no event later than thirty (30) days after receipt thereof, the Borrower will deliver to the Agent and each Bank a copy of each other report submitted to the Borrower by independent accountants, including comment or management letters, in connection with any annual, interim or special audit report made by them of the books of the Borrower.

(g) Visitation; Audits.  Each Loan Party shall permit such Persons as the Agent or any of the Banks may designate (i) to visit and inspect any of the properties of any Loan Party, (ii) to examine, and to make copies and extracts from, the books and records of each Loan Party and (iii) to discuss their affairs with their officers during normal business hours; provided, however, if the Agent or any Bank retains Persons not affiliated with the Agent or such Bank, as the case may be, to conduct any such audit, the Agent or such Bank shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of such Loan Party.  So long as no Event of Default has occurred, the Agent or such Bank shall provide each such Loan Party with reasonable notice of any such visitation or inspection.  Upon the occurrence and during the continuation of an Event of Default, each Loan Party shall permit such Persons as the Agent or any of the Banks may designate (i) to visit and inspect any of the properties of such Loan Party, (ii) to examine, and to make copies and extracts from, the books and records of such Loan Party and (iii) to discuss their affairs with their officers and independent accountants at any time and without notice; provided, however, if the Agent or such Bank retains Persons not affiliated with the Agent or such Bank to conduct any such audit, the Bank or the Agent shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of such Loan Party.

(h) Notice of Event of Default.  Promptly upon becoming aware of an Event of Default or Potential Default, the Borrower will give the Agent and each Bank notice of the Event of Default or Potential Default, together with a written statement signed on behalf of the Borrower setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by any Loan Party with respect thereto.

(i) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower will give the Agent and each Bank written notice with respect to any Material Adverse Change or any development or occurrence which would have a Material Adverse Effect.

(j) Notice of Proceedings.  Promptly upon becoming aware thereof, the Borrower will give the Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting any Loan Party or any of its Subsidiaries which, if adversely decided, would have a Material Adverse Effect.

(k) Further Information.  The Borrower will promptly furnish to the Agent and each Bank such other information, and in such form, as the Agent or the Banks may reasonably request from time to time.

5.02 Preservation of Existence and Franchises.

Each Loan Party and each of its Domestic Subsidiaries shall maintain its organizational existence and its rights and franchises in full force and effect in its jurisdiction of incorporation or organization, as the case may be.  No Loan Party nor any Domestic Subsidiary of a Loan Party shall change its jurisdiction of incorporation or organization, as the case may be, without the prior written consent of the Banks and each will qualify and remain licensed or qualified as a foreign corporation, partnership or limited liability company, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification would have a Material Adverse Effect.

5.03 Insurance.

Each Loan Party shall maintain with financially sound and reputable insurers insurance with respect to their properties and businesses and against such liabilities, casualties and contingencies and of such types and in such amounts as is reasonably satisfactory to the Agent and the Banks and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated.  Each Loan Party will cause the Agent on behalf of the Banks to be provided with thirty (30) days advance notice of the termination of any such policy of insurance.

5.04 Maintenance of Properties.

Except to the extent that the failure to do so would not have a Material Adverse Effect, each Loan Party will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), the properties now or in the future owned, leased or otherwise possessed by each of them and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times.

5.05 Payment of Liabilities.

Each Loan Party and each Subsidiary of a Loan Party will pay or discharge:

(a) on or prior to the date on which penalties attach, all taxes, assessments, fees and other governmental charges or levies imposed upon it or any of its properties or income, sales or franchises other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which such Loan Party or such Subsidiary has established adequate reserves on its books;

(b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, and for which such Loan Party or such Subsidiary has established adequate reserves on its books and for which such Loan Party has put in place adequate bonds or other security to cover the amount of any such Lien; and

(c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which such Loan Party or such Subsidiary has established adequate reserves on its books.

5.06 Financial Accounting Practices.

Each Loan Party and each of its Subsidiaries shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.07 Compliance with Laws.

Each Loan Party and each of its Subsidiaries shall comply with all applicable Laws, the non-compliance with which would have a Material Adverse Effect.

5.08 Pension Plans.

Each Loan Party and each of its Domestic Subsidiaries shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to such Loan Party or such Domestic Subsidiary in connection with such termination; (b) make contributions to all of its Plans in a timely manner and in a sufficient amount to comply in all material respects with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Agent immediately upon receipt by such Loan Party or such Domestic Subsidiary of any notice of the institution of any proceeding or other action which may result in the termination of any Plan.  Each Loan Party shall deliver to the Agent and each Bank, promptly after the filing or receipt thereof, copies of all material reports or notices that such Loan Party or its Domestic Subsidiaries files or receives under ERISA with or from the Internal Revenue Service, the PBGC or the U.S. Department of Labor.

5.09 Continuation of and Change in Business.

The Borrower and its Subsidiaries will continue to engage generally in business and activities substantially similar to those described in the Borrower's Annual Report on Form 10-K for the fiscal years ended September 30, 2011 and September 30, 2012 (collectively, the "Form 10-K") and the Borrower and its Subsidiaries will not engage in any other business or activity without the prior written consent of the Majority Banks, which consent shall not be unreasonably withheld, conditioned or delayed.

5.10 Use of Proceeds.

The Borrower will use the proceeds of the Loans for the purposes set forth in Section 3.15 hereof.

5.11 Lien Searches.

The Agent may, but shall not be obligated to, conduct lien searches of each Loan Party and its Subsidiaries, its assets and properties on an annual basis and at such other times as the Agent, may determine to be necessary.  Upon the occurrence of an Event of Default, the Borrower shall reimburse the Agent for the Agent's out-of-pocket costs in connection with such lien searches.

5.12 Further Assurances.

The Borrower, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Agent and the Banks may reasonably request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement.

5.13 Amendment to Schedules and Representations and Warranties.

Should any of the information or disclosures provided on any of the schedules attached hereto and made a part hereof become incorrect in any material respect, the Borrower shall promptly provide the Agent in writing with such revisions to such schedule as may be necessary or appropriate to correct the same; provided, however, that no schedule shall be deemed to have been amended, modified or superceded by any such correction, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Majority Banks, in their sole and absolute discretion, shall have accepted in writing such revisions to such schedule.

5.14 Financial Covenants.

The following financial covenants with respect to the Borrower and its Subsidiaries, on a Consolidated basis, shall apply:

(a) Leverage Ratio.  As of June 30, 2013, and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, the Borrower and its Subsidiaries shall maintain a Leverage Ratio less than or equal to 3.00 to 1.0.

(b) Interest Coverage Ratio.  As of June 30, 2013, and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, the Borrower and its Subsidiaries shall maintain an Interest Coverage Ratio greater than or equal to 4.00 to 1.0.

5.15 Subsidiary Guaranty Agreements.

Each Domestic Subsidiary (excluding any Securitization Entity) of a Loan Party created or acquired subsequent to the Closing Date shall immediately execute and deliver to the Agent a Guaranty Agreement, along with such corporate governance and authorization documents as may be deemed reasonably necessary or advisable by the Agent and the Banks; provided, however, that a Domestic Subsidiary shall not be required to execute such Guaranty Agreement so long as (i) the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of such Domestic Subsidiary are less than Fifty Million and 00/100 Dollars ($50,000,000.00), and (ii) the aggregate of the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of all such Domestic Subsidiaries with total asset values (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan

Party) of less than Fifty Million and 00/100 Dollars ($50,000,000.00) does not exceed the aggregate amount of One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00).  In the event that the total assets of any Subsidiary (excluding any Securitization Entity) which is not a Domestic Subsidiary or a Guarantor are at any time equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000.00), the Borrower shall provide the Agent and the Banks with prompt written notice of such asset value.

5.16 Anti-Money-Laundering/International Trade Law Compliance.

The Borrower shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

5.17 Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  The Borrower shall deliver to the Agent any certification or other evidence requested from time to time by the Agent in its sole discretion, confirming Borrower's compliance with this Section 5.16.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants to the Agent and the Banks as follows:

6.01 Liens.

No Loan Party nor any Subsidiary of a Loan Party shall, at any time, create, incur, assume or suffer to exist any Lien on any of its assets or property, tangible or intangible now owned or hereafter acquired, or agree to become liable to do so, except:

(a) Liens of any Loan Party or any Subsidiary of a Loan Party existing on the Closing Date and described in Schedule 6.01 to this Agreement;

(b) Liens granted in favor of the Agent on behalf of the Banks;

(c) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05 of this Agreement;

(d) pledges or deposits under worker's compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety or appeal bonds or other pledges or deposits of like nature used in the ordinary course of business;

(e) any unfiled materialmen's, mechanic's, workmen's, and repairmen's Liens arising in the ordinary course of business (provided, that, except as otherwise set forth in Section 5.05(b) hereof, if such a Lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise);

(f) Purchase Money Security Interests to secure Indebtedness; provided, however, that such security interests shall be limited solely to the equipment purchased with the proceeds of such Indebtedness;

(g) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided that they do not, individually or in the aggregate, diminish the fair market value of the real property affected thereby or the utility of such real property for the purposes for which such property is presently devoted;

(h) attachment, judgment or other similar Liens arising in connection with a proceeding before an Official Body and which do not cause an Event of Default to occur;

(i) Liens of any Subsidiary of a Loan Party that is not itself a Loan Party securing Indebtedness;

(j) Liens of any Loan Party securing Indebtedness; provided, however, that such Liens shall be limited to Liens on equipment, fixtures, real property and/or proceeds thereof; and provided, further, that the aggregate book value of the assets securing such Indebtedness shall  not at any time exceed the Permitted Amount; and

(k) Liens securing any Receivables Financing; provided, however, that such security interests shall be limited solely to the accounts receivable of the Borrower or any applicable Subsidiary, as the case may be, which are subject to any such Receivables Financing.

6.02 Restrictions on Non-Loan Party Subsidiaries.

No Loan Party shall permit any of its Subsidiaries that are not Loan Parties to enter into or otherwise be bound by any agreement prohibiting or restricting (i) the payment of dividends or Distributions to any Loan Party, (ii) the making of loans or advances to any Loan Party, or (iii) the making of investments in any Loan Party; provided, however, that with respect to Subsidiaries of Loan Parties acquired after the date hereof, existing agreements of such Subsidiaries with Persons not an Affiliate of such Subsidiary or any Loan Party that may prohibit or restrict those activities described in (i) through (iii) above shall be permitted hereunder (each such agreement an "Existing Restrictive Agreement").  In addition, the Borrower shall provide written notice to the Agent of any such Existing Restrictive Agreement within thirty (30) days after the acquisition of a Subsidiary which has previously entered into any such Existing Restrictive Agreement.

6.03 Self-Dealing.

No Loan Party nor any Subsidiary of a Loan Party shall enter into or carry out any transaction with (including, without limitation, purchasing property or services from or selling property or services to) any Affiliate except:

(a) any Receivables Financing;

(b) the Borrower may allocate corporate and division expenses to any Subsidiary on a monthly basis in the ordinary course of its business consistent with past practices;

(c) shareholders, officers, directors and employees of a Loan Party or Subsidiary of a Loan Party may render services to such Loan Party or Subsidiary for compensation at substantially the same or better rates generally paid to third parties engaged in the same or similar businesses for the same or similar services; and

(d) a Loan Party or Subsidiary of a Loan Party may enter into and carry out other transactions with Affiliates in the ordinary course of business, pursuant to the reasonable requirements of its business, upon terms that are fair and reasonable and no less favorable to the Loan Party or Subsidiary than the Loan Party or Subsidiary would obtain in a comparable arm's length transaction.

6.04 Disposition of Assets.

No Loan Party nor any Subsidiary of a Loan Party shall sell, convey, pledge, assign, lease (except for leases entered into in the ordinary course of business), abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a transaction and any set of related transactions constituting but a single transaction) any of its properties or assets whether tangible or intangible (including stock of Subsidiaries) except for (i) any Receivables Financing, (ii) sales or dispositions of obsolete equipment and sales of inventory in the ordinary course of business, (iii) the sale, transfer or lease of assets by a Subsidiary of a Loan Party to a Loan Party, (iv) the sale or disposition of certain real property located in Lawrenceville, Georgia, Richmond, Indiana, Portland, Oregon and Aiken, South Carolina or (v)  so long as no Event of Default or Potential Default shall have occurred, other sales or dispositions of assets in the ordinary course of business the fair market value of which does not exceed fifteen percent (15%) of the fair market value of all of the Loan Parties' assets immediately prior to such sale or disposition.

6.05 Margin Stock.

The Borrower will not use the proceeds of any Loan, directly or indirectly, to purchase any "margin stock" (within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.06 Partnerships; Mergers or Consolidation.

No Loan Party nor any Subsidiary of a Loan Party shall form a partnership, limited liability company or joint venture or merge or consolidate with or into any other Person, or agree to do any of the foregoing, except that (i) a Subsidiary which is not a Loan Party may merge or consolidate with or into another Subsidiary which is not a Loan Party, (ii) a Loan Party may merge or consolidate with or into another Loan Party provided that if the Borrower is a party to such merger or consolidation, the Borrower is the surviving entity and (iii) each Loan Party and its Subsidiary may complete Acquisitions.

6.07 Double Negative Pledge.

No Loan Party nor any Subsidiary of a Loan Party shall enter into any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of such Loan Party or Subsidiary to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, stock or other equity interest) of such Loan Party or Subsidiary, whether now owned or hereafter acquired or created; provided that a Loan Party or a Subsidiary of a Loan Party may enter into such agreement:  (i) in connection with any Permitted Additional Indebtedness, (ii) which prohibits Liens on the specific accounts receivable which are subject to any Receivables Financing or (iii) which prohibits Liens on property or assets which are subject to any Purchase Money Security Interests permitted by Section 6.01(f) hereof.

6.08 Fiscal Year; Tax Designation.

No Loan Party nor Subsidiary of a Loan Party shall change its fiscal year or elect to be designated as an entity other than its current tax designation, except for "check the box" elections for United States tax purposes.

ARTICLE VII

DEFAULTS

7.01 Events of Default.

An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

(a) The Borrower shall fail to pay principal on any of the Loans on the date due; or

(b) The Borrower shall fail to pay interest on the Loans or any fees payable pursuant to Article II of this Agreement within five (5) days of the date such interest or fees are due; or

(c) Any Loan Party shall fail to pay any other fee or other amount payable pursuant to this Agreement, the Notes or any of the other Loan Documents within ten (10) days after written notice to such Loan Party by the Agent or any Bank; or

(d) Any representation or warranty made by any Loan Party under this Agreement or any of the other Loan Documents or any material statement made by any Loan Party in any financial statement, certificate, report, exhibit or document furnished by any Loan Party to the Agent or any Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time made; or

(e) The Borrower shall default in the performance or observance of any covenant contained in Article V (other than the covenants contained in Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.04, 5.06, 5.07, 5.08, 5.09, 5.11, 5.12 and 5.13) or Article VI of this Agreement; or

(f) The Borrower shall default in the performance or observance of any covenant contained in Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.04, 5.06, 5.07, 5.08, 5.09, 5.11, 5.12 or 5.13 (not constituting an Event of Default under any other provision of this Section 7.01) and such default shall continue for a period of thirty (30) consecutive days; or

(g) Any Loan Party shall default in the performance or observance of any  other covenant, agreement or duty under this Agreement, any Note or any other Loan Document (not constituting an Event of Default under any other provision of this Section 7.01) and such default shall continue for a period of thirty (30) consecutive days; or

(h) Any Loan Party or any Subsidiary of a Loan Party shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of Ten Million and 00/100 Dollars ($10,000,000.00)

 beyond any period of grace with respect to the payment or, if any such obligation (or set of related obligations) is or are payable or repayable on demand, fail to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which such an obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(i) One or more final judgments for the payment of money in excess of One Million and 00/100 Dollars ($1,000,000.00) shall have been entered against any Loan Party or any Subsidiary of a Loan Party and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or

(j) A writ or warrant of attachment, garnishment, execution, distraint or similar process involving an aggregate amount of money in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) shall have been issued against any Loan Party or Subsidiary of a Loan Party or any of its properties and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or

(k) The Majority Banks shall have reasonably determined in good faith that a Material Adverse Change has occurred or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Notes or the other Loan Documents is impaired; or

(l) A Change of Control shall occur; or

(m) (i) A Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction or Reportable Event involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) a Loan Party or any ERISA Affiliate shall be in "Default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from any such Loan Party's or any such ERISA Affiliate's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject a Loan Party or any Subsidiary of a Loan Party to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect; or

(n) A proceeding shall be instituted in respect of a Loan Party or any Subsidiary of a Loan Party:

(i) seeking to have an order for relief entered in respect of such Loan Party or Subsidiary of such Loan Party, or seeking a declaration or entailing a finding that such Loan Party or Subsidiary of such Loan Party is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Loan Party or Subsidiary of such Loan Party, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for a Loan Party or a Subsidiary of a Loan Party for all or any substantial part of its property which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or

(o) A Loan Party or any Subsidiary of a Loan Party shall become insolvent; shall become generally unable to pay its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute a proceeding described in Section 7.01(n)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(n)(i) of this Agreement; shall institute a proceeding described in Section 7.01(n)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted; shall dissolve, wind-up or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

7.02 Consequences of an Event of Default.

(a) If an Event of Default specified in subsections (c) through (m) of Section 7.01 of this Agreement occurs, the Issuing Banks and the Banks will be under no further obligation to make Loans or issue Letters of Credit and may at the option of the Majority Banks (i) demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof and all other amounts owing by the Borrower under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, protest or further demand or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately; and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its obligations under the Loan Documents, an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent for the benefit of the Banks a security interest in such account and all such cash as security for such obligations of the Borrower.

(b) If an Event of Default specified in subsections (a), (b), (n) or (o) of Section 7.01 of this Agreement occurs and continues or exists, the Issuing Banks and the Banks will be under no further obligation to make Loans or issue Letters of Credit and the unpaid principal amount of the Notes, interest accrued thereon and all other amounts owing by the Borrower under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

7.03 Set-Off.

If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof or other amount owing by any Loan Party under this Agreement, the Notes or the other Loan Documents shall have become due and payable (on demand, at maturity, by acceleration or otherwise), each of the Banks, any assignee of the Banks and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and to appropriate and apply to such due and payable amounts any Indebtedness owing to, and any other funds held in any manner for the account of, such Loan Party by such Bank, by such assignee or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by such Loan Party with such Bank, assignee or holder.  The Borrower consents to and confirms the foregoing arrangements and confirms the Banks' rights, such assignee's rights and such holder's rights of banker's lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Banks' rights, such assignee's rights or any such holder's rights of banker's lien or set-off.

7.04 Equalization.

Each Bank agrees with the other Banks that if, at any time, it shall obtain any Advantage over the other Banks or any thereof in respect of the Indebtedness of the Borrower to the Banks, it shall purchase from the other Banks, for cash and at par, such additional participation in the Indebtedness of the Borrower to the Banks as shall be necessary to nullify the Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery.  Each Bank agrees with the other Banks that if it, at any time, shall receive any payment for or on behalf of the Borrower on any Indebtedness of the Borrower to that Bank by reason of offset of any deposit or other Indebtedness of the Borrower to the Banks, it will apply such payment first to any and all Indebtedness of the Borrower to the Banks pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement).  The Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

7.05 Other Remedies.

The remedies in this Article VII are in addition to, not in limitation of, any other right, power, privilege or remedy, either at Law, in equity or otherwise, to which the Banks may be entitled.  The Agent shall exercise the rights under this Article VII and all other collection efforts on behalf of the Banks and no Bank shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

ARTICLE VIII

THE AGENT; THE SYNDICATION AGENT; ASSIGNMENTS; PARTICIPATIONS

8.01 Appointment and Authorization; No Liability.

The Banks authorize Citizens and PNC and Citizens and PNC hereby agree to act as agent and syndication agent, respectively, for the Banks in respect of this Agreement and the other Loan Documents upon the terms and conditions set forth in this Agreement.  Each Bank hereby irrevocably appoints and authorizes the Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers hereunder as are expressly delegated to the Agent or the Syndication Agent, as the case may be, by the terms of this Agreement and any of the other Loan Documents, together with such powers as are reasonably incidental thereto; provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent or the Syndication Agent.  The relationship between the Agent and the Banks and the relationship between the Syndication Agent and the Banks are and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent or the Syndication Agent as a trustee for any Bank.  Neither the Agent, the Syndication Agent nor any of their respective shareholders, directors, officers, attorneys or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall (a) be liable for any waiver, consent or approval given or action taken or omitted to be taken by it or them hereunder or under any of the Loan Documents or in connection herewith or therewith or be responsible for the consequences of any oversight or error of judgment whatsoever, or (b) be liable to the Borrower for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents, except with respect to (a) and (b) hereof, to the extent of its or their willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.

8.02 Employees and Agents; Syndication Agent.

The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents and shall not be liable for action taken or suffered in good faith by it in accordance with the opinion of such counsel.  The Agent may utilize the services of such Persons as the Agent in its sole discretion may determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower and if not paid by the Borrower shall be paid by the Banks based upon their respective Commitment Percentages.  Notwithstanding anything that may be contained in this Agreement to the contrary, the Syndication Agent shall have no duties or obligations whatsoever as syndication agent with respect to this Agreement or the other Loan Documents, provided that the Syndication Agent may perform such of the duties of Agent under this Agreement and the other Loan Documents as are expressly delegated in writing to the Syndication Agent by the Agent or all of the Banks and accepted in writing by the Syndication Agent, and in so acting the Syndication Agent may act by or through employees or agents and shall be entitled to advice of counsel concerning all matters pertaining to its duties under this Agreement and the other Loan Documents.  In connection with the performance by the Syndication Agent of duties of the Agent, to the extent so expressly delegated in accordance herewith, the Syndication Agent shall be deemed to have all the rights, responsibilities, discretion, limitations on actions, exculpation and indemnification applicable to the Agent under such circumstances.

8.03 No Representations; Each Bank's Independent Investigation.

Neither the Agent nor the Syndication Agent shall be responsible for (a) the execution, validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, (b) the value of any such collateral security, (c) the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or (d) any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any Loan Party.  Neither the Agent nor the Syndication Agent shall be bound (a) to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Indebtedness evidenced by the Notes or (b) to ascertain whether any notice, consent, waiver or request delivered to it by any Loan Party or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  Neither the Agent nor the Syndication Agent has made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness, financial condition or any other condition of any Loan Party or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank or the Syndication Agent and such Bank.  Each Bank acknowledges that it has, independently without reliance upon the Agent, the Syndication Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that neither the Agent nor the Syndication Agent has a duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agent to the Banks hereunder).

8.04 Payments to Banks.

(a) As between the Agent and the Borrower, a payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Agent agrees to promptly, but in any event not later than the end of the following Business Day, distribute to each Bank such Bank's Pro Rata Share of payments received by the Agent for the account of the Banks in immediately available funds (except as may otherwise be provided with respect to an Impacted Bank).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents, could reasonably be expected to involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received by the Agent for the account of the Banks is to be distributed, the Agent shall distribute to each Bank such Bank's Pro Rata Share of the amount so adjudged to be distributed or in such manner as shall be determined by such court, together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Agent and ending on the date the Agent distributes such amount, at a rate per annum equal to the interest rate earned by the Agent on such amount during such period.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its Pro Rata Share of any Loan that the Agent made on its behalf or (ii) to comply with the provisions of Section 7.04 with respect to it obtaining an Advantage, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent and shall not be entitled to vote on any matters until such time as such delinquency is cured.  Such Bank shall be deemed to have assigned any and all payments due it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Banks for application to, and reduction of, their respective Pro Rata Shares of all outstanding Loans.  Such Bank hereby authorizes the Agent to distribute such payments to the other Banks in proportion to their respective Pro Rata Shares of all outstanding Loans.  Such Bank shall be deemed to have satisfied in full a delinquency when and if the Banks' respective Pro Rata Shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

8.05 Note Holders.

The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.

8.06 Documents.

The Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other document furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

8.07 Agents and Affiliates.

With respect to the Loans, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Affiliates.

8.08 Indemnification of Agent.

The Banks ratably agree to indemnify and hold harmless the Agent (to the extent not indemnified by the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from the Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  The obligations of the Banks under this Section 8.08 shall survive the payment in full of all amounts due pursuant to this Agreement or any other Loan Document and the termination of this Agreement.

8.09 Successor Agent; Documentation or Syndication Agent.

(a) The Agent may resign as administrative agent hereunder by giving not fewer than thirty (30) days' prior written notice to the Borrower and the Banks.  If the Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks or (b) if a successor administrative agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint a successor administrative agent who shall serve as administrative agent until such time as the Majority Banks appoint a successor administrative agent pursuant to clause (a).  Upon its appointment, such successor administrative agent shall succeed to the rights, powers and duties as administrative agent, and the term "Agent" shall mean such successor effective upon its appointment, and the former administrative agent's rights, powers and duties as administrative agent shall be terminated without any other or further act or deed on the part of such former administrative agent or any of the parties to this Agreement.

(b) The parties hereto acknowledge and agree that no Person shall have, solely by reason of its designation as a syndication agent, any power, duty, responsibility or liability whatsoever under this Agreement or any of the Loan Documents.

8.10 Knowledge of Default.

It is expressly understood and agreed that if the Agent has not been notified by the Borrower in writing that an Event of Default or Potential Default has occurred, the Agent shall be entitled to assume that no Event of Default or Potential Default has occurred and is continuing unless the Agent has been notified by a Bank in writing that such Bank considers that an Event of Default or Potential Default has occurred and is continuing and specifying the nature thereof.

8.11 Action by Agent.

So long as the Agent shall be entitled, pursuant to Section 8.10 hereof, to assume that no Event of Default or Potential Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement.  The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment.

8.12 Notification of Potential Defaults and Events of Defaults.

Each Bank hereby agrees that, upon learning of the existence of a Potential Default or Event of Default, it shall promptly notify the Agent thereof.  In the event that the Agent receives notice of an Event of Default or Potential Default, the Agent shall promptly notify all of the Banks and shall take such action and assert such rights under this Agreement as the Majority Banks shall direct and the Agent shall promptly inform the Banks in writing of the action taken.  The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

8.13 Declaration of Invalidation.

Each Bank agrees that, to the extent that any payments received by any Bank from any Loan Party or otherwise on account of the Loans are subsequently invalidated, declared to be fraudulent or preferential, set aside or judicially required to be repaid to a debtor-in-possession, trustee, receiver, custodian or any other Person in connection with any proceeding referred to in Section 7.01(n) hereof or any similar cause of action ("Preference"), then, to the extent of such Preference, each Bank shall, upon demand, reimburse the Bank subject to such Preference in the amount necessary to cause each Bank to be affected by such Preference in proportion to its Pro Rata Share of the Loans.

8.14 Pro Rata Portion, Pari Passu and Equal.

The Pro Rata Share of each Bank in the Revolving Credit Loans and the Letters of Credit shall be pari passu and equal with the Pro Rata Share of each other Bank and no Bank shall have priority over the other.   Notwithstanding the foregoing, an Impacted Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining Banks that are not Impacted Banks for application to, and reduction of, their respective Pro Rata Share of all outstanding Loans and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document.  Each Impacted Bank hereby authorizes the Agent to distribute such payments to the Banks that are not Impacted Banks in proportion to their respective Pro Rata Share of all outstanding Loans and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document to which such Banks are entitled.  A Defaulting Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document of the Banks that are not Impacted Banks, the Banks' respective Pro Rata Shares of all outstanding Loans, Letters of Credit, interest, fees and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document have returned to those in effect immediately prior to such delinquency.  An Impacted Bank (other than a Defaulting Bank) shall be deemed to no longer be an Impacted Bank when (i) the Agent, the applicable Issuing Bank(s) and/or the Swing Line Lender no longer has a good faith belief that such Bank has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, (ii) such Impacted Bank is no longer deemed insolvent by an Official Body or the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, and/or (iii) such Impacted Bank no longer has a parent company that is deemed insolvent by an Official Body or is the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

8.15 Cooperation.

Each Bank agrees that it shall cooperate in good faith and in a commercially reasonable manner with each other Bank and take whatever reasonable actions (at its own expense) are necessary to implement decisions made in accordance with this Agreement and with each of the other Loan Documents relating thereto.

8.16 Obligations Several.

The obligations of the Banks hereunder are several and not joint.  Nothing contained in this Agreement, and no action taken by the Agent or the Banks pursuant hereto, shall be deemed to constitute a partnership, association, joint venture or other entity between any of the Banks.  No default by any Bank hereunder shall excuse any Bank from any obligation under this Agreement, but no Bank shall have or acquire any additional obligation of any kind by reason of such default.  The relationship among the Loan Parties and the Banks with respect to the Loan Documents and any other document executed in connection therewith is and shall be solely that of debtor and creditors, respectively, and neither the Agent nor any Bank has any fiduciary obligation toward any Loan Party with respect to any such documents or the transactions contemplated thereby.

8.17 Bank Assignments/Participations.

(A)           Assignment/Transfer of Commitments.

Each Bank shall have the right at any time or times to assign or transfer to an Eligible Assignee or any affiliate of such Bank, without recourse, all or a portion of (a) that Bank's Commitment, (b) all Loans made by that Bank, (c) that Bank's Notes, and (d) that Bank's participation in Letters of Credit and that Bank's participation purchased pursuant to Section 7.04; provided, however, in each such case, that the transferor and the transferee shall have complied with the following requirements:

(i) Prior Consent of Agent.  No transfer may be consummated pursuant to this Section 8.17(A) without the prior written consent of the Agent, which consent of the Agent shall not be unreasonably withheld, delayed or conditioned.

(ii) Prior Consent of Borrower.  No transfer may be consummated pursuant to this Section 8.17(A) without the prior written consent of the Borrower (other than (i) a transfer by any Bank to another Bank (other than an Impacted Bank), (ii) a transfer by any Bank (other than an Impacted Bank) to any affiliate of such Bank or (iii) a transfer occurring during the existence of an Event of Default or Potential Default), which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned.

(iii) Minimum Amount.  No transfer may be consummated pursuant to this Section 8.17(A) (other than a transfer by any Bank to an affiliate of such Bank) in an aggregate amount less than (a) Five Million and 00/100 Dollars ($5,000,000.00) or (b) if such Bank's Commitment is at any time less than Five Million and 00/100 Dollars ($5,000,000.00), the entire amount of such Bank's Commitment.

(iv) Agreement; Transfer Fee.  Unless the transfer shall be to an affiliate of the transferor or the transfer shall be due to merger of the transferor or for regulatory purposes, the transferor (A) shall remit to the Agent, for its own account, an administrative fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) and (B) shall cause the transferee to execute and deliver to the Borrower, the Agent and each Bank (1) an Assignment Agreement, in the form of Exhibit "D" attached hereto and made a part hereof (an "Assignment Agreement") together with the consents and releases and the Administrative Questionnaire referenced therein, and (2) such additional amendments, assurances and other writings as the Agent may reasonably require.

(v) Notes.  Upon its receipt of an Assignment Agreement executed by the parties to such Assignment, together with each Note subject to such Assignment Agreement, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the other Banks.  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver (A) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement, and (B) to the transferee and, if applicable, the transferor, the appropriate Notes.  Upon delivery of the new Notes, the transferor's Notes shall be promptly returned to the Borrower marked "replaced".

(vi) Parties.  Upon satisfaction of the requirements of this Section 8.17, including the payment of the fee and the delivery of the documents set forth in Section 8.17(A) (iv), (A) the transferee shall become and thereafter be deemed to be a "Bank" for the purposes of this Agreement, (B) if the transferor transfers all of its interest, the transferor shall cease to be and thereafter shall no longer be deemed to be a "Bank" and shall have no further rights or obligations under or in connection herewith, and (C) the signature pages hereof and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such transfer.

(vii) The Register.  The Agent shall maintain a copy of each Assignment Agreement delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to, each Bank from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, with respect to such information, and the Borrower, the Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(viii) Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment Agreement, the parties to the Assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)           Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation and warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto;

(b)           The assigning Bank makes no representation or warranty and assumes no responsibility of the financial condition of any Loan Party or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrower to the Banks, or the performance or observance by any Loan Party or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrower to the Banks or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)           Such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment Agreement;

(d)           Such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)           Such assignee represents and warrants that it is an Eligible Assignee;

(f)           Such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)           Such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and

(h)           Such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement.

B.           Participations.

Each Bank shall have the right at any time or times, without the consent of any other party, to sell one or more participations or sub-participations to one or more financial institutions or any affiliate of such Bank, in all or any part of (a) that Bank's Commitment, (b) that Bank's Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement and (e) that Bank's participations, if any, purchased pursuant to Section 7.04 or this Section 8.17(B).

(i)           Rights Reserved.  In the event any Bank shall sell any participation or sub-participation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against the Loan Parties the Loan Documents and any and all other documents in connection therewith) and duties pursuant to the Loan Documents and any and all other documents in connection therewith, including, without limitation, that Bank's right to approve any waiver, consent or amendment pursuant to Section 9.02; provided, however, that (a) any such participation shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) and (b) the holder of any such participation shall not be entitled to require such Bank to take any action hereunder except action directly affecting (i) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (ii) any extension of the Expiry Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (iii) any reduction in the amount of any fees payable hereunder with respect to any Loan in which such holder participates.  The Borrower hereby acknowledges and agrees that the participant under each participation shall for purposes of Sections 2.12(b), 2.13, 7.03 and 9.16 be considered to be a "Bank".  Except as otherwise set forth herein, no participant or sub-participant shall have any rights or obligations hereunder, and the Loan Parties and the Agent shall continue to deal with the Banks as if no participation or sub-participation had occurred.  The Agent shall continue to distribute payments as if no participation or sub-participation had been sold.

(ii)           No Delegation.  No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.  Under no circumstances shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

C.           Pledge by Banks.  Notwithstanding the provisions of this Section 8.17, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

8.18 Replacement of a Bank.

In the event any Bank (i) gives notice under Section 2.12 or Section 2.13, (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), (iv) is an Impacted Bank or (v) has failed to consent to a proposed modification, amendment or waiver which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all of the Banks and with respect to which the Majority Banks shall have granted their consent, (a) within ninety (90) days after (w) receipt of such Bank's notice under Section 2.12 or 2.13, (x) the date such Bank has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Bank, (y) the date such Bank became subject to the control of an Official Body or (z) the date such Bank became an Impacted Bank, as applicable, or (b) within ninety (90) days after such Bank has failed to consent to a proposed modification, amendment or waiver, the Borrower may, at its option and in its sole discretion, elect to prepay the Loans of such Bank in whole (together with all interest accrued thereon and any amounts required under Section 2.12 and any accrued interest due on such amount and any related fees) and terminate such Bank's Commitment or to have such Bank's Commitment replaced by one or more of the remaining Banks or a replacement bank acceptable to the Agent pursuant to Section 8.17(A) hereof; provided, that the remaining Banks shall have no obligation hereunder to increase their Commitments; provided, further to the extent the Borrower elects to replace a Bank which gave the Borrower notice under Section 2.12 or 2.13 or which failed to fund a Revolving Credit Loan because the making of such Loans would contravene any Law applicable to such Bank, it shall be obligated to remove or replace, as the case may be, all Banks that have made similar requests for compensation pursuant to Section 2.12 or Section 2.13 or who have failed to fund such Loans.  Notwithstanding the foregoing, (i) the Agent may only be replaced subject to the requirements of Section 8.09 and (ii) any applicable Issuing Bank may only be replaced subject to the requirements that all Letters of Credit issued by such Issuing Bank have expired or been terminated or replaced.

ARTICLE IX

MISCELLANEOUS

9.01 Business Days.

Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Notes or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

9.02 Amendments and Waivers.

No amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given.  Notwithstanding anything contained herein to the contrary, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitments hereunder (other than pursuant to Section 2.21 hereof), (b) the extension of the Expiry Date, the payment date of interest or principal hereunder, or the payment of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by the Borrower to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights or the definition of Majority Banks in this Agreement, (e) any release of any Guarantor from its obligations under the Guaranty Agreement to which it is a party, (f) any amendment to this Section 9.02, 9.11 or Section 7.04 hereof or (g) any amendment to the definitions of "Impacted Bank" and "Defaulting Bank" herein.  Notice of amendments or consents ratified by the Banks hereunder shall be immediately forwarded by the Agent to all Banks.  Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.  In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.  Notwithstanding anything to the contrary herein, no Impacted Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Impacted Bank may not be increased or extended without the consent of such Impacted Bank, (ii) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any adverse change in the manner of pro rata application of any payments made by the Borrower to the Banks hereunder shall require the consent of such Impacted Bank and (iii) any amendment, modification, termination or waiver requiring the consent of all Banks or each affected Bank that by its terms affects any Impacted Bank more adversely than other Banks shall require the consent of such Impacted Bank.

9.03 No Implied Waiver: Cumulative Remedies.

No course of dealing and no delay or failure of the Agent or the Banks in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Agent and the Banks under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Banks would otherwise have.

9.04 Notices.

All notices, requests, demands, directions and other communications (collectively, "Notices") under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received. All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to Borrower:                                           Steven F. Nicola
Chief Financial Officer, Secretary and Treasurer
Matthews International Corporation
Two North Shore Center
Pittsburgh, Pennsylvania 15212-5851

and a copy to:                                  Brian D. Walters, Esquire
Vice-President and General Counsel
Matthews International Corporation
Two North Shore Center
Pittsburgh, Pennsylvania 15212-5851

If to Agent:                                Philip R Medsger
Senior Vice President
Citizens Bank of Pennsylvania
525 William Penn Place, PW-2625
Pittsburgh, Pennsylvania 15259-0001

and a copy to:                                           Jeffrey J. Conn, Esquire
Clark Hill Thorp Reed
One Oxford Centre, 14th Floor
301 Grant Street
Pittsburgh, Pennsylvania 15219-1425

If to Banks:                                At such Bank's address set forth
on Schedule 1 attached hereto and
made a part hereof

9.05 Expenses; Taxes; Attorneys Fees.

The Borrower agrees to pay or cause to be paid and to save:  (a) the Agent harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to reasonable fees and expenses of counsel and paralegals for the Agent, incurred by the Agent from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents and (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (b) the Agent,

Issuing Bank, Swing Line Lender and the Banks harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to reasonable fees and expenses of counsel and paralegals for the Agent, Issuing Bank, Swing Line Lender and the Banks, incurred by the Agent, Issuing Bank, Swing Line Lender and/or the Banks from time to time  arising in connection with the Agent's, Issuing Bank's, Swing Line Lender's and/or the Banks' enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Agent, Issuing Bank, Swing Line Lender and/or the Banks in the collection of the outstanding principal amount of the Loans.  The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined by the Agent, Issuing Bank, Swing Line Lender and the Banks to be payable in connection with this Agreement, the Notes or any other Loan Document.  The Borrower agrees to save the Agent, Issuing Bank, Swing Line Lender and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adverse to the Borrower of any action at Law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorneys and paralegals fees incurred by the Agent, Issuing Bank, Swing Line Lender and the Banks or the holder of the Notes in connection with such action or suit. All payments due under this Section will be added to and become part of the Loans until paid in full.  The agreements in this section shall survive the termination of the Commitments and repayment of all other Indebtedness hereunder or under the other Loan Documents.

9.06 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

9.07 Governing Law: Consent to Jurisdiction.

This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the substantive Laws, and not the laws of conflicts, of said Commonwealth. The Loan Parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents, or any one or more of them.

9.08 Prior Understandings.

This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

9.09 Duration; Survival.

All representations and warranties of the Loan Parties contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Agent or any Bank, or the making of any Loan.

Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Loan Parties will continue in full force and effect from and after the date of this Agreement so long as the Borrower may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrower under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Loan Parties to make payments to or indemnify the Agent and the Banks will survive the payment in full of the Notes and of all other obligations of the Loan Parties under this Agreement, the Notes and the other Loan Documents.

9.10 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

9.11 Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Agent, the Banks, the Borrower and their successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Banks.

9.12 No Third Party Beneficiaries.

The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

9.13 Exhibits.

All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

9.14 Headings.

The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

9.15 Limitation of Liability.

To the fullest extent permitted by Law, no claim may be made by the Borrower against the Agent or the Banks or any affiliate, director, officer, employee, attorney or agent thereof for any special, incidental, indirect, consequential or punitive damages in respect of any claim arising from or related to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability).  The Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or suspected to exist in its favor.  This Section 9.15 shall not limit any rights of the Borrower arising solely out of gross negligence or willful misconduct.

9.16 Indemnities.

In addition to the payment of expenses pursuant to Section 9.05 hereof, the Borrower agrees to indemnify, pay and hold the Agent and each Bank and their officers, directors,

employees, agents, consultants, auditors, affiliates and attorneys (collectively, called the "Indemnitees"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by or asserted against that Indemnitee, in any matter arising from (i) the occurrence of an Event of Default hereunder or under the other Loan Documents, (ii) the use or intended use of the proceeds of any of the Loans, (iii) the exercise of any right or remedy hereunder or under any of the other Loan Documents or (iv) any error, failure or delay in the performance of any of the Banks' obligations under this Agreement caused by natural disaster, fire, war, strike, civil unrest, error in inoperability of communication equipment or lines or any other circumstances beyond the control of the Banks (the "Indemnified Liabilities"); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee.

9.17 Certifications from Bank and Participants.

(a) Tax Withholding.  Any assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of such Bank, assignee or participant of such Bank, or the Agent) agrees that it will deliver to the Borrower, such Bank and the Agent three (3) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations")) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.  Any assignee or participant required to deliver to the Borrower, a Bank and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless such Bank in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by such Bank).  Any assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to the Borrower, a Bank and the Agent three (3) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower, such Bank or the Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, such Bank and/or the Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations.  Further, such Bank and/or the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any assignee or participant of such Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.]

(b) USA Patriot Act.  Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a "shell" and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

9.18 Confidentiality.

(a) General.  Each Bank agrees to keep confidential all information obtained from the Loan Parties which is nonpublic and confidential or proprietary in nature (including without limitation any information a Loan Party specifically designates as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby.  Each   Bank shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality of such information in accordance with the terms hereof, (ii) to assignees and participants as contemplated by Section 8.17, and prospective assignees and participants, subject to the agreement of such Persons to maintain the confidentiality of such information in accordance with the terms hereof, (iii) to the extent requested by any bank regulatory authority or, with notice to the applicable Loan Party, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement or the other Loan Documents, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the applicable Loan Party shall have consented, in writing, to such disclosure. Notwithstanding anything herein to the contrary, the information subject to this Section 9.18 shall not include, and a Bank may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

(b) Sharing Information With Affiliates of the Bank.  The Loan Parties acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Loan Parties or one or more of its Affiliates (in connection with this Agreement or otherwise) by a Bank or by one or more Subsidiaries or Affiliates of such Bank and each Loan Party hereby authorizes such Bank to share any information delivered to such Bank by the Loan Parties pursuant to this Agreement, or in connection with the decision of the Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of such Bank receiving such information shall be bound by the provisions of Section 9.18 as if it were a Bank hereunder.  Such authorization shall survive the repayment of the Loans.

9.19 Judgment Currency.

(a) Currency Conversion Procedures for Judgments.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Revolving Credit Note in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b) Indemnity in Certain Events.  The obligation of Borrower in respect of any sum due from Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

9.20 Amendment and Restatement.

This Agreement amends and restates in its entirety the Existing Loan Agreement.  All references to the "Agreement" contained in the Existing Loan Agreement shall, and shall be deemed to, refer to this Agreement.  Notwithstanding the amendment and restatement of the Existing Loan Agreement by this Agreement, the obligations of the Borrower outstanding under the Existing Loan Agreement shall remain outstanding and shall constitute continuing obligations without novation.  Such obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations.

[INTENTIONALLY LEFT BLANK]

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9.21           WAIVER OF TRIAL BY JURY.  THE BORROWER, THE AGENT AND THE BANKS EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NO PARTY HERETO WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

INITIALS:
__________________
Borrower
__________________
Citizens, as Agent and as a Bank
__________________
PNC, as Syndication Agent and as a Bank
__________________
Fifth Third Bank, as a Bank
__________________
HSBC Bank USA, National Association, as a Bank
__________________
The Huntington National Bank, as a Bank
__________________
First Commonwealth Bank, as a Bank
__________________
First National Bank of Pennsylvania, as a Bank
__________________
The Northern Trust Company, as a Bank
__________________
Union Bank, as a Bank

[INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Agreement on the date set forth at the beginning of this Agreement.

Attest:                                                                           Matthews International Corporation

By:                                                      By:                                                                (SEAL)

Name:                                                      Name:

Title:                                                      Title:

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Citizens Bank of Pennsylvania, as Agent and
for itself as a Bank

By:
Name:
Title:

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PNC Bank, National Association, as Syndication Agent and for itself as a Bank

By:
Name:
Title:

{01465819}

Fifth Third Bank, as a Bank

By:
Name:
Title:

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HSBC Bank USA, National Association, as a Bank

By:
Name:
Title:

{01465819}

The Huntington National Bank, as a Bank

By:
Name:
Title:

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First Commonwealth Bank, as a Bank

By:
Name:
Title:

{01465819}

First National Bank of Pennsylvania, as a Bank

By:
Name:
Title:

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The Northern Trust Company, as a Bank

By:
Name:
Title:

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Union Bank, as a Bank

By:
Name:
Title:

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LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Loan Agreement:

a. Schedule 1 – Banks and Commitments
b. Schedule 2.06 – Existing Letters of Credit
c. Schedule 3.10 – Litigation
d. Schedule 3.12 – ERISA
e. Schedule 3.13 – Patents, Licenses, Franchises
f. Schedule 3.14 – Environmental Matters
g. Schedule 3.21 – Subsidiaries
h. Schedule 4.03(f) – Jurisdictions for Lien Searches
i. Schedule 6.01 – Permitted Liens

All Exhibits to the Loan Agreement:

a.           Form of Revolving Credit Note
b.           Form of Swing Line Note
c.           Form of Compliance Certificate
d.           Form of Assignment Agreement
e.           Form of Guaranty Agreement

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Schedule 1

Schedule of Banks and Commitments

Bank	Commitment For Revolving Credit Loans	Commitment Percentage
Citizens Bank of Pennsylvania 525 William Penn Place Pittsburgh, PA 15219 Attn: Philip R. Medsger	$125,000,000.00	%25.00
PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: David G. Schaich	$125,000,000.00	%25.00
Fifth Third Bank 707 Grant Street Pittsburgh, PA 15219 Attn: Michael Barnett	$65,000,000.00	%13.00
The Huntington National Bank 41 S. High Street Columbus, Ohio 43215 Attn: Chad A. Lowe	$50,000,000.00	%10.00
HSBC Bank USA, National Association 1 HSBC Center Commercial Banking, Lobby Buffalo, NY 14201 Attn: Christopher S. Helmeci	$35,000,000.00	%7.00
First National Bank of Pennsylvania One Northshore Center, Suite 500 12 Federal Street Pittsburgh, PA 15212 Attn: Jeffrey A. Martin	$30,000,000.00	%6.00
The Northern Trust Company 50 South LaSalle Street Chicago, IL 60603 Attn: ___________________	$25,000,000.00	%5.00
Union Bank, N.A. 445 S. Figueroa Street Los Angeles, CA 90071 Attn: ___________________	$25,000,000.00	%5.00
First Commonwealth Bank 437 Grant Street, Suite 1600 Pittsburgh, PA 15219 Attn: Stephen J. Orban	$20,000,000.00	%4.00
Total Commitment Amount	$500,000,000.00	100%

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EXHIBIT C

Form Of
COMPLIANCE CERTIFICATE

[For the Fiscal Year Ended ____________, 20__]
or
[For the Fiscal Quarter Ended _____________, 20__]

The undersigned, __________________ of Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), hereby certifies to the Agent (as hereinafter defined) and each of the Banks (as hereinafter defined) pursuant to the First Amended and Restated Loan Agreement, dated July __, 2013, by and among the Borrower, the Banks listed on the signature pages thereof (collectively, the "Banks") and Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as agent for the Banks (in such capacity the "Agent"), PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (together with all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements thereto and thereof, the "Loan Agreement") as follows:

CHECK ONE:

___1.           The annual financial statements being delivered to the Agent and the Banks with this Compliance Certificate are true, complete and correct and present fairly the Consolidated financial position of the Borrower and its Subsidiaries and the results of their operations for the fiscal year set forth above in conformance with GAAP consistently applied.

OR

___1.           The quarterly financial statements being delivered to the Agent and the Banks with this Compliance Certificate are true, complete and correct and present fairly the Consolidated financial position of the Borrower and its Subsidiaries and the results of their operations for the Fiscal Quarter set forth above in conformity with GAAP consistently applied, subject to year end audit adjustment.

___2.           No Event of Default or Potential Default exists on the date of this Compliance Certificate; no Event of Default or Potential Default has occurred since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred since the date of the previously delivered Compliance Certificate that may result in a Material Adverse Effect.

[Note: If any of the above events has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto.]

3.           The Borrower's compliance with the financial covenants set forth in Section 5.15 of the Loan Agreement is as follows:

	Requirement	Actual

Leverage Ratio	Less than or equal to 3.00 to 1.00 as of September 30, 2013 and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending.	________ to 1.00

Interest Coverage Ratio	Greater than or equal to 4.00 to 1.00 as of September 30, 2013, and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending.	________ to 1.00

4.      The calculations used in connection with the above financial covenants are attached to this Compliance Certificate.

5.      On and after September 30, 2013, based on the Leverage Ratio, as set forth in Paragraph 3 above and as determined based upon the calculations provided in accordance with Paragraph 4 above, the Applicable Margin shall be as set forth in Tier [I/II/III][SELECT ONE] until the next succeeding Incentive Pricing Effective Date.

6.      [To be included only if the annual financial statements are being delivered with this Compliance Certificate] The Liens permitted pursuant to Section 6.01(j) of the Loan Agreement listed on Schedule 1 to this Compliance Certificate are true, complete and correct.

All capitalized terms used in this Compliance Certificate which are not defined herein but which are defined in the Loan Agreement shall have the meanings given to them in the Loan Agreement.

Dated the ___ day of _________, _______.

Matthews International Corporation, a Pennsylvania corporation

By:
Name:
Title:

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SCHEDULE 1

Liens Permitted Pursuant to Sections 6.01(j) of the Loan Agreement

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